(1)INSEEGO CORP.

- and –

(2)MAIN STREET 1816 PROPRIETARY LIMITED (IN THE PROCESS OF BEING RENAMED CONVERGENCE CTSA PROPRIETARY LIMITED)

SHARE PURCHASE AGREEMENT
relating to
the sale and purchase of the entire issued share capital of
CTRACK AFRICA HOLDINGS PROPRIETARY LIMITED

CONTENTS

1. DEFINITIONS AND INTERPRETATION	3
2. SALE AND PURCHASE	14
3. SUSPENSIVE CONDITIONS	14
4. MATERIAL ADVERSE CHANGE	17
5. SECURITY	19
6. INSURANCE POLICY AND SELLER'S LIABILITY	19
7. CONSIDERATION	21
8. SETTLEMENT OF THE PURCHASE CONSIDERATION	21
9. COMPLETION	25
10. PRE-COMPLETION MATTERS	27
11. PURCHASER'S WARRANTIES	30
12. SELLER'S WARRANTIES	30
13. SELLER'S LIMITATIONS OF LIABILITY	31
14. CLAIMS HANDLING	34
15. SPECIFIC INDEMNITIES	36
16. RESTRAINTS AND NON-SOLICITATION	37
17. CONFIDENTIALITY AND ANNOUNCEMENTS	39
18. DISPUTE RESOLUTION	41
19. BREACH	42
20. PAYMENTS	43
21. GENERAL	44
22. NOTICES	46
23. GOVERNING LAW	47
SCHEDULE 1: WARRANTED INFORMATION	49
Part 1: The Company	49
Part 2: The Subsidiaries	50
Part 3: General Warranties	53
Part 4: Uninsured Warranties	67
SCHEDULE 2: PRO FORMA CLOSING STATEMENT	70
SCHEDULE 3: MATERIAL CONTRACTS REQUIRING CONSENT	71
SCHEDULE 4: STRUCTURE OF THE SELLER GROUP POST THE RESTRUCTURING	72
SCHEDULE 5: EBITDA WORKINGS	73
SCHEDULE 6: MANAGEMENT ACCOUNTS	74
SCHEDULE 7: AGREED FORM CONVERGENCE FUND COMMITMENT LETTER AND LEGAL OPINION	76
Part 1: Convergence Fund Commitment Letter	76
Part 2: Legal Opinion	81
SCHEDULE 8: DOMAIN NAMES AND TRADEMARKS	84
Part 1: Domain Names	84
Part 2: Trademarks	86

HBM/HBM/411669/3/UKM/108442647.1

PARTIES:
(1)INSEEGO CORP., a corporation incorporated in Delaware with registration number 6102479, which has its registered office at 108 West 13th Street, Wilmington, Delaware, United States of America and its corporate office at 9710 Scranton Road, Suite 200, San Diego, California,
United States of America ("Seller"); and

(2)MAIN STREET 1816 PROPRIETARY LIMITED (IN THE PROCESS OF BEING RENAMED CONVERGENCE CTSA PROPRIETARY LIMITED), a company incorporated in South Africa with registration number 2020/798225/07, which has its registered office at 2nd floor, 30 Jellicoe Avenue, Rosebank, Republic of South Africa ("Purchaser").

BACKGROUND:

A.The Seller owns the Sale Shares and the Sale Claims.

B.The Seller has agreed to sell and the Purchaser has agreed to purchase the Sale Shares and Sale Claims on the terms set out in this Agreement.

C.Further information relating to the Group is set out in Part 1 of Schedule 1.

IT IS AGREED:

1.DEFINITIONS AND INTERPRETATION

1.1    In this Agreement:

"2019 Accounts" means the audited annual financial statements of the following Group Companies for the year ended December 31, 2019:

(i)Ctrack Mzansi Proprietary Limited;

(ii)C-Track (SA) Proprietary Limited;

(iii)Digicore Properties Proprietary Limited;

(iv)Digicore Brands Proprietary Limited;

(v)Digicore Electronics Proprietary Limited;

(vi)Digicore Financial Services Proprietary Limited;

(vii)Digicore Technology Proprietary Limited;

(viii)Ctrack Fleet Management Solutions Proprietary Limited;

(ix)Ctrack Insurance Telematics Proprietary Limited; and

(x)Fleet Connect Proprietary Limited;

"2020 Accounts" means the audited, annual financial statements of the following Group Companies for the year ended December 31, 2020:

1.Ctrack Mzansi Proprietary Limited;
2.C-Track (SA) Proprietary Limited;
3.DigiCore Properties Proprietary Limited;
4.Digicore Brands Proprietary Limited;
5.Digicore Electronics Proprietary Limited;
6.Digicore Financial Services Proprietary Limited;
7.Digicore Technology Proprietary Limited;
8.Ctrack Fleet Management Solutions Proprietary Limited;
9.Ctrack Insurance Telematics Proprietary Limited; and
10.Fleet Connect Proprietary Limited;

"Accounting Principles" means the accounting policies, practices and methods applied in accordance with Applicable Laws and IFRS, and which are otherwise substantially consistent with the 2020 Accounts and with the consolidated financial statements of Ctrack Holdings Proprietary Limited;

"Acquisition Documents" means this Agreement, the Trademark Agreement, the Transitional Services Agreement, License Agreement and any other documents to be delivered on the Completion Date;

"Adjustment Payment" shall have the meaning ascribed to such term in clause 8.4;

"Adjusted Net Cash Amount" shall be the amount calculated in row 18 of column 5 of the Closing Statement;

"Affiliate", in relation to a person, means any other person directly or indirectly Controlling, Controlled by or under common Control with such person;

"Agreed Form", in relation to a document, means the written form approved by the Parties, and may be (for identification purposes only) initialled by (or on behalf of) the Seller and the Purchaser, to the extent either or both are parties to such document;

"Agreement" means this agreement together with the Schedules thereto, as amended;

''Applicable Laws'' means in respect of any person, subject matter, action or document, each and every applicable statute, law, regulation, ordinance, rule, judgment, common law, order, administrative determination and decree;

"Authority" means any supra-national, national or sub-national authority, commission, department, agency, regulator, regulatory body, court, tribunal or arbitrator;

"Bank Guarantee" means the on demand bank guarantee (in form and substance reasonably acceptable to the Purchaser) obtained or to be obtained by the Seller in favour of the Purchaser from the Guarantor Bank in accordance with the provisions of clause 5, in an aggregate amount equal to 10% (ten percent) of the Initial Consideration;

"B-BBEE Act" means the Broad-Based Black Economic Empowerment Act, No. 53 of 2003;

"B-BBEE Commission" means the Broad-Based Black Economic Empowerment Commission established by section 13B of the B-BBEE Act;

"Business" means: (i) the business and activities of fleet management and telematics solutions, including but not limited to vehicle tracking, routing and scheduling, cameras, stolen vehicle response and intelligent dashboards as was conducted by the Group Companies in the Designated Area (or portions of the Designated Area) prior to the Completion Date, and (ii) such other business as was conducted by the Group in the Designated Area (or portions of the Designated Area) during the 2 year period prior to the Completion Date;

"Business Day" means any day other than a Saturday or Sunday or official public holiday in Johannesburg, South Africa or San Diego, California;

"Calendar Month" means a Gregorian calendar month;

"Claim" means any claim against the Seller in relation to this Agreement (including, a Claim in relation to the Warranties or Indemnities);

"Closing Accounts" means the unaudited consolidated balance sheet of the Company as at the Completion Date;

"Closing Statement" means the unaudited statement in the form of the pro forma statement in Schedule Error! Reference source not found., setting out the calculation and amount of the Adjusted Net Cash Amount and the Working Capital Adjustment, to be prepared by the Purchaser (applying the Accounting Principles) and to be finalised in accordance with clause 8.3;

"Company" means CTrack Africa Holdings Proprietary Limited, a company incorporated in the Republic of South Africa with company registration number 2021/327542/07, which has its registered office at Route 21 Corporate Office Park, Regency Office Park, No. 9 Regency Drive, Irene, Ext 30. Centurion, 0046;

"Companies Act" means the Companies Act, No. 71 of 2008;

"Competition Act" means the Competition Act, No 89 of 1998;

"Competition Authorities" means the commission established pursuant to Chapter 4, Part A of the Competition Act or the tribunal established pursuant to Chapter 4, Part B of the Competition Act or the appeal court established pursuant to Chapter 4, Part C of the Competition Act, as the case may be;

"Completion" means the implementation of the sale and purchase of the Sale Shares and Sale Claims on the Completion Date in accordance with this Agreement (to be effected by delivery and payment);

"Completion Date" means:

(a)where the Fulfilment Date occurs on or before a date falling 15 (fifteen) Business Days prior to the last Business Day of the Calendar Month in which the Fulfilment Date occurs, the last Business Day of that Calendar Month; or
(b)where the Fulfilment Date occurs on or before a date falling less than 15 (fifteen) Business Days prior to the last Business Day of the Calendar Month in which the Fulfilment Date occurs, the date falling 15 (fifteen) Business Days following the Fulfilment Date (as contemplated under this sub-clause (b)), or such other date as may be agreed to between the Parties in writing;

"Control" means, in relation to a person, the ability of another person ("Controller"), directly or indirectly, to direct or materially influence the management and policies of that person or to ensure that the activities and business of that person ("Controlled Entity") are conducted in accordance with the wishes of the Controller, and the Controller shall be deemed to so control the Controlled Entity if the Controller owns, directly or indirectly, the majority of the issued share capital, members interest or equivalent interest in and/or is able to exercise influence over a majority of the voting rights in the Controlled Entity (whether at a shareholder, director, trustee or management committee level) and "Controlling" and "Controlled" shall have a corresponding meaning;

"Convergence Fund" shall have the meaning ascribed to such term in clause 3.1.5.1;

"Convergence Fund Commitment Letter" means the Agreed Form fund commitment letter to be delivered by the Convergence Fund to the Seller in accordance with clause 3.1.11, in the form set out in Part 1 of Schedule 7;

"Data Protection Legislation" means all Applicable Laws relating to data protection and privacy laws, including (but not limited to) the Protection of Personal Information Act, No 4 of 2013;

"Data Room" means the electronic data room maintained by DataSite LLC in relation to the Group as at 23 February 2021, a download of which has, for evidential purposes, been delivered to the Purchaser's Lawyers on USB data stick or an equivalent device;

"Defendant Claim" means any actual or potential demand, claim or action by a third party against the Purchaser Group, which has given or is likely to give rise to a Claim;

"Designated Area" shall have the meaning ascribed to such term in clause 16.1.2;

"Disclosure Letter" means the letter in Agreed Form, dated on or before the Signature Date, from the Seller to the Purchaser disclosing information constituting exceptions to the Warranties given by the Seller in terms of this Agreement;

"Dispute" means any dispute or Claim arising out of or in connection with this Agreement, its subject matter, its formation and/or termination (including any non-contractual dispute or claim);

"Disputed Items" shall have the meaning ascribed to such term in clause 8.3.2;

"Domain Names" means the domain names listed in Part 1 of Schedule 8;

"Draft Closing Accounts" shall have the meaning ascribed to such term in clause 8.3.1; "Draft Closing Statement" shall have the meaning ascribed to such term in clause 8.3.1; "Drop Down MAC Date" shall have the meaning ascribed to such term in clause 4.1;

"Due Diligence" means the due diligence investigation into the Group conducted by or on behalf of the Purchaser prior to the Signature Date;

"Due Diligence Information" means the information and documents contained in the Data Room;

"EBITDA" means, in respect of the Group, the Group’s consolidated earnings before interest taxes, depreciation and amortisation as determined from the Management Accounts, and calculated in accordance with the following principles, as is further set out in Schedule 5:

(a)before depreciation & amortisation, profit or Loss on disposal of assets, impairment of assets and similar charges;

(b)before Tax;

(c)before deducting any interest, commission, fees payable in connection with any borrowings, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by the entity in respect of the relevant period; and

(d)not including any accrued interest owing to any member of the entity’s group;

"Encumbrance" means any mortgage, charge, pledge, lien, option, restriction, assignment, right to acquire, right of pre-emption or any other form of right, interest, preference, security or encumbrance of any nature in favour of a third party or any agreement, arrangement or obligation to create any of them;

“Exchange Control” means the Financial Surveillance Department of the South African Reserve Bank responsible for the administration of exchange control on behalf of the Minister of Finance or an officer of National Treasury of South Africa who, by virtue of the division of work in National Treasury of South Africa, deals with the matter on the authority of the Minister of Finance;

“Exchange Control Regulations” means the Exchange Control Regulations of 1961, issued in terms of the Currency and Exchanges Act No. 9 of 1933 (including any applicable directive and rulings of Exchange Control and National Treasury of South Africa);

"Fairly Disclosed" means fairly disclosed in the Due Diligence Information and/or the Disclosure Letter with sufficient details to enable a reasonable purchaser to make a reasonable assessment of the nature and extent of the matter or thing disclosed;

"Fulfilment Date" means the later of:

(a)the date on which the last of the Suspensive Conditions has been fulfilled or waived (if capable of waiver); and

(b)if either the Seller or the Purchaser has delivered a MAC Notice as contemplated in clause 4, the date on which the Seller and the Purchaser agreed or are deemed to have agreed to proceed to Completion, notwithstanding the occurrence of the Material Adverse Change contemplated in the relevant MAC Notice, as contemplated in clause 4.3.4;

"Fundamental Warranties" means the title, capacity and authority warranties given by the Seller in paragraphs 1 and 2 of Part 3 of Schedule 1;

"Guarantor Bank" means a reputable commercial bank in the Republic of South Africa (the identity of which Guarantor Bank should be acceptable to the Purchaser, acting reasonably);

"Group" or "Group Companies" means the Company and the Subsidiaries and "Group Company" means any one of them;

"Group IP" means all and any IP either owned by a Group Company, (including, without limitation, the Ctrack Technology and the CLARITY Application after the assignment in terms of the License Agreement, as such terms are defined in the Licence Agreement), registered or licensed by a third party to a Group Company, as at the Completion Date, which expressly excludes the Seller Owned IP, the Trademarks and the Domain Names;

"IFRS" means the International Financial Reporting Standards, formulated by the International Accounting Standards Board, as updated and amended from time to time;

"Income Tax Act" means the Income Tax Act, No. 58 of 1962;

"Indemnities" shall have the meaning ascribed to such term in clause 15.1 and "Indemnity"
means any one of them;

"Independent Accountant" means any of KPMG, Deloitte or PwC, to be agreed upon by the Seller and the Purchaser within 5 (five) Business Days of a notice by one to the other requiring such agreement or, failing such agreement, to be nominated by the President for the time being of the South African Institute of Chartered Accountants;

"Initial Consideration" means R528,930,000 (five hundred and twenty eight million nine hundred and thirty thousand Rand), being the aggregate of:

(a)R495,000,000 (four hundred and ninety five million Rand); and

(b)the Sale Claims as at 31 January 2021, being an amount of R33,930,000 (thirty three million nine hundred and thirty thousand Rand);

"Interim Period" means the period from (and including) the Signature Date up to (and including) the Completion Date or, if earlier, the termination or rescission of this Agreement;

"IP" means:

(a)all and any intellectual property of any kind including, without limitation, all and any creations of the mind that are recognised and/or capable of being protected by law from use by any other person, and all rights resulting from or attributable to such intellectual activity, whether acquired or protected by statute or common law and whether in terms of Applicable Laws in South Africa and/or any other jurisdiction, and including (without limitation): trademarks, service marks, trade and business names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, copyright (including, without limitation, copyright in computer software, computer programs and data bases) and related rights, domain names, designs (including registered designs), patents, petty patents, utility models, topography rights and like rights (including applications for the grant of any of the aforementioned) inventions, know-how, confidential information, trade secrets, data base rights, and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights; and

(b)all rights or forms of protection having equivalent or similar effect in any jurisdiction;

"Insurance Costs" means the insurance premium and all other costs and fees charged by the insurers in respect of the Insurance Policy as contemplated in clause 6

"Insurance Policy" means the written warranty and indemnity policy (in the Agreed Form) to be taken out by the Purchaser as contemplated in clause 6, in terms of which third party insurer/s indemnify the Purchaser against any Loss suffered by it relating to or in connection with any Claims, in accordance with the terms and conditions of such insurance policy;

"IT" means information technology;

"IT System" means all IT hardware, databases, software and networks owned or used by any Group Company;

"Legal Opinion" means the Agreed Form legal opinion issued by BLC Robert & Associates, a law firm incorporated in Mauritius which has its registered office at 2nd Floor, The AXIS, 26 Bank Street, Cybercity, Ebene 72201, Mauritius, confirming that the Convergence Fund has the capacity and authority to fulfil the obligations under the Convergence Fund Commitment Letter, in the form set out in Part 2 of Schedule 7;

"License Agreement" means the Agreed Form assignment and license agreement entered into by the Seller, the Company, C-Track (SA) Proprietary Limited, Digicore Electronics Proprietary Limited, Ctrack Fleet Management Solutions Proprietary Limited, Fleet Connect Proprietary Limited and Ctrack Mzansi Proprietary Limited, contemporaneously with this Agreement;

"Licensed Seller IP" means any Seller Owned IP owned by the Seller Group that is licensed to any Group Company pursuant to the License Agreement or the Trademark Agreement;

"Longstop Date" means June 30, 2021, or such other time and date as may be agreed in writing between the Seller and the Purchaser;

"Losses" means any and all actions, claims, losses and liabilities, including but not limited to charges, costs (including reasonable legal and other professional costs), damages, expenses, fines, interest, judgments, penalties of any nature whatsoever, including, in each case, all related Tax, but shall exclude losses of profit, indirect losses and consequential losses, and "Loss" shall have a corresponding meaning;

"MAC Notice" shall have the meaning ascribed to such term in clause 4.1;

"Management Accounts" means the unaudited consolidated management accounts for the Group for the financial year ending December 31, 2020, as set out in Schedule 6;

"Manufacturing Agreement" means the "Master Development and Supply Agreement" entered into on or about 23 February 2021 between Ctrack Fleet Management Solutions Proprietary Limited and Inventec Applicances Corporation;

"Material Adverse Change" means, in relation to the Group, any event, matter or circumstance or combination of events, matters or circumstances which will have a material adverse effect, or are reasonably likely to have a material adverse effect on the Business, assets, properties, results of operations, financial condition, or prospects of the Group as a whole. It being recorded that "material" for the purposes of this definition of Material Adverse Change means an event, matter or circumstance or combination of events, matters or circumstances which has (or is reasonably likely to have), whether individually or in the aggregate, an adverse impact of: (i) 15% (fifteen percent) or more on the EBITDA of the Group on an annualised basis as set out in the Management Accounts, or (ii) R66,000,000 (sixty six million Rand) or more on any asset or group of assets applicable to the Group or any Group Company, in the form of an understated or undisclosed liability, or the write down in value of any such asset or group of assets, when compared to the value of any such assets as set out in Management Accounts, in each case had the event, matter or circumstance occurred during the course of that financial year, which impact shall be calculated net of all amounts that are recovered or recoverable under insurance policies, other than from an act or omission of the Purchaser;

"Material Contract" means an existing contract with a key customer or a key supplier of any Group Company, being those contracts listed in Schedule 3;

''Notice'' means any notice or other communication to be given or made under or in connection with this Agreement, including any documents in legal proceedings;

"Notice of Disagreement" shall have the meaning ascribed to such term in clause 8.3.2; "Parties" means the parties to this Agreement and "Party" means any one of them; "Payment Account" shall have the meaning ascribed to such term in clause 20.1;
"Permitted Encumbrance" means any lien or encumbrance (i) created or arising in the ordinary course of business, (ii) relating to any Taxes or other charges or levies of any Authority that are not yet due and payable, (iii) relating to, or created, arising or existing in connection with, any legal proceeding that is being contested in good faith, (iv) that is a statutory lien of carriers, warehousemen, mechanics, materialmen or other similar persons or other liens imposed by Applicable Laws, (v) disclosed or otherwise referred to in the Disclosure Letter, or
(vi) that does not have a material effect on the ownership of the assets of the Group;

"Prime Rate" in relation to any period, means the South African published closing prime overdraft    rate    as    published    by https://www.resbank.co.za/Research/Rates/Pages/CurrentMarketRates.aspx (Prime lending rate (predominant rate)) expressed as a percentage rate per annum;

"Purchase Consideration" shall have the meaning ascribed to such term in clause 7.1;

"Purchaser Group" means each or any of:

(a)the Purchaser;

(b)any Affiliate of the Purchaser for the time being; and

(c)with effect from Completion, each Group Company,

(and any reference to "members of the Purchaser's Group" shall be construed accordingly);

"Purchaser's Lawyers" means Bowman Gilfillan Inc. trading as Bowmans of 11 Alice Lane, Sandton, Johannesburg;

"Rand" or "R" means South African Rand, the lawful currency of South Africa;

"Recovery Claim" means any right which the Purchaser Group has, or becomes entitled to, (including by way of payment, set-off, claim or otherwise) to recover any monies from a third party in relation to anything that has given or is likely to give rise to a Claim;

"Restructuring" means the restructuring of the Seller Group and the Group Companies in accordance with the provisions of the Restructuring Agreements, pursuant to which:

(a)immediately after the completion of the Restructuring Agreement, the corporate structure of the Seller Group will be as set out Schedule 4 to this Agreement;

(b)all shares held by any minority shareholders in any of the companies which will constitute Group Companies immediately after the completion of the Restructuring will be acquired from such minority shareholders by the relevant company in which they hold shares, with the result that such minority shareholders will no longer hold an interest in any of the companies which will comprise Group Companies immediately after the completion of the Restructuring;

(c)C-Track (SA) Proprietary Limited’s investment in the Vonaka Fund will be fully and finally unwound, with the result that C-Track (SA) Proprietary Limited will cease to hold any interests in the Vonaka Fund and the Vonaka Fund will cease to hold any interests in any companies which will comprise Group Companies immediately after the completion of the Restructuring;

"Restructuring Agreements" means:

(a)the Cession of Receivables Agreement between Digicore International Proprietary Limited and Ctrack Holdings Proprietary Limited;

(b)the Cession of Loans Agreement between Digicore Properties Proprietary Limited and Ctrack Holdings Proprietary Limited;

(c)the Asset for Share Agreement between Ctrack Holdings Proprietary Limited and Ctrack Proprietary Limited;

(d)the Agreement for an Amalgamation in terms of section 44 of the Income Tax Act between Digicore Properties Proprietary Limited and the Company;

(e)the Agreement for an Amalgamation in terms of section 44 of the Income Tax Act between Ctrack Insurance Telematics Proprietary Limited and the Company;

(f)the Agreement for an Amalgamation in terms of section 44 of the Income Tax Act between the Company and Ctrack Proprietary Limited;

(g)a set off agreement between Digicore Electronics Proprietary Limited and Ctrack Holdings Proprietary Limited;

(h)all agreements and documents necessary or required in order to implement the acquisition of shares from the minority shareholders, as contemplated in paragraph (b) of the definition of "Restructuring";

(i)all agreements and documents necessary or required in order to implement the unwind of C-Track (SA) Proprietary Limited’s investment in the Vonaka Fund, as contemplated in paragraph (c) of the definition of "Restructuring"; and

(j)any other agreements required in order to give effect to the Restructuring;

"Sale Claims" means the total amount payable by the Group to the Seller exclusively in respect of hardware purchased by the Group through the Seller which amount will be represented, as at the Completion Date, in row 38 of column 5 of the Closing Statement;

"Sale Shares" means 1 ordinary no par value share in the Company, constituting 100% of the issued ordinary shares of the Company, which are to be sold pursuant to this Agreement;

"Schedule" means a schedule attached to this Agreement;

"Seller Group" means the Seller and any Affiliate of the Seller for the time being, and from Completion excluding each Group Company (and any reference to "members of the Seller Group" shall be construed accordingly);

"Seller Owned IP" means all and any IP owned, registered or licensed in favour of the Seller Group as at the Completion Date, including but not limited to the Inseego Technology and the Inseego Technology Deliverables (as such terms are defined in the License Agreement);

"Seller's Lawyers" means DLA Piper Advisory Services Proprietary Limited of 6th Floor, 61 Katherine Street, Sandton, 2196;

"Senior Employee" means each officer or employee of any Group Company whose annual remuneration, on a total cost to company basis, is in excess of R1,500,000;

"Signature Date" means the date on which this Agreement is signed by the Party signing last in time;

"Subsidiaries" means the subsidiaries of the Company set forth on Part 2 of the Schedule 1 and "Subsidiary" means any one of them;

"Suspensive Conditions" means the suspensive conditions set out in clause 3, and
"Suspensive Condition" means any one of them;

"Tax" means any form of tax and any duty, impost or tariff in the nature of tax in any jurisdiction, together with all related penalties and interest;

"Tax Authority" means any Authority competent to impose, assess, collect or administer any Tax;

"Tax Warranties" means the Warranties in paragraph 28 of Part 3 of Schedule 1;

"Trademark Agreement" means the Agreed Form trademark agreement entered into between the Seller, the Company, Ctrack Holdings Proprietary Limited, Digicore Brands Proprietary Limited, Digicore Technology Proprietary Limited and Digicore Electronics Proprietary Limited, contemporaneously with this Agreement;

"Trademarks" means the trademarks listed in Part 2 of Schedule 8;

"Transitional Services Agreement" means the Agreed Form transitional services agreement entered into between the Seller and the Company contemporaneously with this Agreement;

"Updated Draft Closing Accounts" shall have the meaning ascribed to such term in clause 8.3.5;

"Updated Draft Closing Statement" shall have the meaning ascribed to such term in clause 8.3.5;

"US$" means United States Dollars, the lawful currency of the United States of America;

"Vonaka Fund" means Vonaka Private Equity Fund, an en commandite partnership organised and existing in accordance with the laws of South Africa;

"VAT" means value added tax levied in terms of the Value-added Tax Act, 89 of 1991;

"Warranties" means all warranties and undertakings given by the Seller in this Agreement; and

"Working Capital Adjustment" means the amount calculated in row 32 of column 5 of the Closing Statement.

1.2     In this Agreement (unless the context requires otherwise), any reference to:

1.2.1"including", "includes" or "in particular" means including, includes or in      particular without limitation.

1.2.2any gender includes all genders, and the singular includes the plural (and vice versa);
1.2.3a ''company'' includes any company, corporation or body corporate, or any other entity having a separate legal personality; and a ''person'' includes an individual, company, partnership, trust, unincorporated association or Authority (whether or not having a separate legal personality);
1.2.4any time of day or date is to that time or date in the Republic of South Africa;
1.2.5a day shall be a period of 24 hours running from midnight to midnight, and days shall be to calendar days unless Business Days are specified;
1.2.6a month or a year shall be to a Calendar Month or a calendar year respectively;
1.2.7legislation or a legislative provision includes reference to the legislation or legislative provision as amended or re-enacted, any legislation or legislative provision which it amends or re-enacts and any legislation made under or implementing it, in each case for the time being in force (whether before, on or after the Signature Date);

1.2.8if a definition imposes substantive rights and obligations on a Party, such rights and obligations shall be given effect to and shall be enforceable, notwithstanding that they are contained in a definition;
1.2.9any definition, wherever it appears in this Agreement, shall bear the same meaning and apply throughout this Agreement unless otherwise stated or inconsistent with the context in which it appears;
1.2.10if there is any conflict between any definitions in this Agreement then, for purposes of interpreting any clause of the Agreement or paragraph of any Schedule, the definition appearing in that clause or paragraph shall prevail over any other conflicting definition appearing elsewhere in the Agreement;
1.2.11writing or written includes any method of representing or reproducing words in a legible form;
1.2.12where any number of days is prescribed, those days shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which event the last day shall be the next succeeding Business Day;
1.2.13where the day upon or by which any act is required to be performed is not a Business Day, the Parties shall be deemed to have intended such act to be performed upon or by the next succeeding Business Day;
1.2.14any provision in this Agreement which is or may become illegal, invalid or unenforceable in any jurisdiction affected by this Agreement shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be treated as having not been written (i.e. pro non scripto) and severed from the balance of this Agreement, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction;
1.2.15the use of any expression covering a process available under South African law (such as but not limited to a winding-up) shall, if any of the Parties is subject to the law of any other jurisdiction, be interpreted in relation to that Party as including any equivalent or analogous proceeding under the law of such other jurisdiction;
1.2.16references to any amount which is subject to VAT shall mean that amount exclusive of VAT, unless the amount expressly includes VAT; and
1.2.17the rule of construction that if general words or terms are used in association with specific words or terms which are a species of a particular genus or class, the meaning of the general words or terms shall be restricted to that same class shall not apply, and whenever the word "including" is used followed by specific examples, such examples shall not be interpreted so as to limit the meaning of any word or term to the same genus or class as the examples given.

1.3     The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement which are expressly provided to operate after any such expiration or termination, or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the relevant provisions themselves do not provide for this.

1.4    Each of the provisions of this Agreement has been negotiated by the Parties and drafted for the benefit of the Parties, and accordingly the rule of construction that the contract shall be interpreted against or to the disadvantage of the Party responsible for the drafting or preparation of the Agreement (i.e. the contra proferentem rule), shall not apply.

1.5    Unless the context requires otherwise, any reference in this Agreement to a clause or Schedule is to a clause of or Schedule to this Agreement.

1.6     This Agreement incorporates the Schedules to it.

1.7     The contents list and headings are for ease of reference only and shall not affect the construction or interpretation of this Agreement.

2.SALE AND PURCHASE

2.1Subject to the terms of this Agreement, the Seller shall sell and the Purchaser shall purchase, the Sale Shares and the Sale Claims, on and with effect from Completion.

2.2The Sale Shares and the Sale Claims shall be sold free from all Encumbrances and together with all rights of any nature attached or accruing to them on or after Completion.

3SUSPENSIVE CONDITIONS

3.1Save for clause 1, this clause 3, clause 4, clause 5, clause 9.1, clause 10 and clauses 17 to 23 (all inclusive), which shall be of immediate force and effect, this Agreement is subject to the satisfaction or waiver (if permitted) of the following Suspensive Conditions on or before:

3.1.1the Longstop Date, the unconditional approval in writing of the Competition Authorities, to the extent required (subject to clause 3.9) in terms of the Competition Act, having been obtained in respect of the transaction contemplated in this Agreement (or if such approval is conditional, the Party/ies affected by such condition/s having respectively in writing approved such condition/s and delivered such written approval to the other Party/ies), provided that if the Competition Authorities have prohibited the transactions contemplated in this Agreement or if the Competition Authorities have provided a conditional approval that has not been approved by the relevant Party/ies affected by such condition/s, then this Suspensive Condition shall not fail until the earlier of (i) the Longstop Date; and
(ii) the date on which all available avenues of review or appeal have been exhausted (unless and until both the Purchaser and the Seller have agreed in writing that no further review or appeal proceedings need to be pursued);

3.1.210 (ten) Business days after the Signature Date, the Insurance Policy having been entered into by the Purchaser and having become unconditional in accordance with its terms (save for any condition in the Insurance Policy which relates to this Agreement becoming unconditional);

3.1.3April 30, 2021, the Bank Guarantee having been issued by the Guarantor Bank;

3.1.4the Longstop Date, the Seller having delivered the signed 2020 Accounts to the Purchaser;

3.1.5 April, 30, 2021, the Purchaser having confirmed, in writing, to the Seller that:

3.1.5.1.the Convergence Partners Digital Infrastructure Fund ("Convergence Fund") has received firm funding commitments from its limited partners in an aggregate amount of US$100,000,000 (one hundred million United States Dollars), in accordance with the provisions of the limited partnership agreement concluded or to be concluded between the relevant parties in relation to the formation of the Convergence Fund ("LPA"); and

3.1.5.2.the Board of the General Partner of the Convergence Fund has ratified the recommendation of the Convergence Partners Investment Committee to proceed with the transaction contemplated in this Agreement;

3.1.6    the Longstop Date, the Restructuring having been implemented in accordance with the provisions of the Restructuring Agreements, including (without limitation) the transfer of any properties, licences and intellectual property, as the case may be; to the relevant Group Company having been completed;

3.1.7     April 30, 2021 the Seller having delivered to the Purchaser signed consents or     notifications (as applicable) from each counterparty to the Material Contracts, in a form reasonably acceptable to the Purchaser;

3.1.8the Longstop Date, each of the License Agreement, the Trademark Agreement and the Transitional Service Agreement having become unconditional in accordance with their terms (save for any condition in each such agreement which relates to this Agreement becoming unconditional);

3.1.9 April 30, 2021 the Seller having delivered to the Purchaser, copies of the renewed commercial insurance policies with Discovery Insure Limited, covering:

3.1.9.1fire;

3.1.9.2office contents;

3.1.9.3buildings;

3.1.9.4accidental damage;

3.1.9.5Business Interruption; and

3.1.9.6Sasria cover, i.e. civil unrest,

as well as the renewed insurance policy with Old Mutual Insure Limited covering marine cargo and goods in transit, on terms and conditions no less materially favourable to the Group than the current terms and conditions of this insurance given to the Group;

3.1.10the Longstop Date, the Seller having delivered proof (in form and substance satisfactory to the Purchaser) that all contracts of engagement in respect of the advisers engaged for the vendor due diligence and the Restructuring have been ceded and assigned to the relevant Group Companies;

3.1.11within 10 (ten) Business Days following fulfilment of the Suspensive Condition under clause 3.1.5, and in any event prior to the Longstop Date, the Purchaser having delivered to the Seller: (i) the Convergence Fund Commitment Letter, and
(ii) the Legal Opinion;

3.1.12the Longstop Date, any Exchange Control approval, which may be required in terms of the Exchange Control Regulations to implement the transactions contemplated in each of the Trademark Agreement, the Transitional Services Agreement, and the License Agreement, is duly obtained in writing by the Company, at its own cost, in accordance with all Applicable Laws, it being agreed that the Purchaser’s Lawyers shall be primarily responsible for preparing and submitting the Exchange Control approval application (in a form reasonably acceptable to both the Company and the Seller); and

3.11within 10 (ten) Business Days of the Signature Date, the managing director of the Group Companies ("Managing Director") providing written confirmation to the Purchaser (in the Agreed Form) of his intention to continue to fulfil the role of Managing Director for a period not less than 12 (twelve) months after the Completion Date.

3.2    The Parties shall, where it is within their respective power and control to do so, use their respective reasonable commercial endeavours to procure the satisfaction of each of the Suspensive Conditions on or before the date for fulfilment thereof as set out in clause 3.1.

3.3 The Parties may, by agreement in writing by no later than the relevant date for fulfilment set out in clause 3.1, waive (in whole or in part) or extend the date for satisfaction of any of the Suspensive Conditions. Notwithstanding the aforesaid, if the Restructuring has not been completed on or before the Longstop Date and it is the last outstanding Suspensive Condition, the Purchaser shall be entitled, by giving notice in writing to the Seller on or before June 30, 2021, to elect (in its sole and absolute discretion) to extend the Longstop Date until no later than August 31, 2021.

3.4 The Suspensive Conditions in:

3.4.1    clauses 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.1.6, 3.1.7, 3.1.9, 3.1.10 and 3.1.13 are stipulated for the benefit of the Purchaser alone and may be waived by the Purchaser at any time before the Longstop Date (or such earlier date as may be required in respect of any particular Suspensive Condition under clause 3.1), but only by written notice given to the Seller before such date;

3.4.2 Clause 3.1.11 is stipulated for the benefit of the Seller alone and may be waived by the Seller at any time before the Longstop Date (or such earlier date as may be required in respect of any particular Suspensive Condition under clause 3.1), but only by written notice given to the Purchaser before such date;
3.4.3 clauses 3.1.1 and 3.1.12 are incapable of waiver; and

3.4.4 clause 3.1.8, is stipulated for the benefit of the Purchaser and the Seller and may be waived by agreement in writing between them at any time before the Longstop Date.

3.5 If any Suspensive Condition is not satisfied or waived on or prior to the date or extended date stipulated in terms of clause 3.1 read with clause 3.3 for such satisfaction or waiver, clause 1, this clause 3, and clauses 17 to 23 (all inclusive) shall continue to be of force and effect, but the remaining provisions of this Agreement shall never become effective.

3.6 If any Suspensive Condition is not satisfied or waived in terms of this clause 3, neither Party shall have any claim against the other Party as a result of or in connection with any such non-satisfaction or non-
waiver, other than a claim for a breach by a Party of any of its obligations under clause 3.2 and the
Parties indemnify each other accordingly.

3.7 In relation to the Suspensive Condition contained in clause 3.1.1:

3.7.1the Purchaser’s Lawyers (with reasonable assistance from the Seller and the Seller’s Lawyers) shall prepare and submit the necessary filing(s) to the Competition Authorities on or before March 11, 2021;

3.7.2.the Purchaser shall pay the related fee(s) to the Competition Authorities on or before March 11, 2021, provided that the Seller shall reimburse the Purchaser for 50% of such fee in cash on the Completion Date, by way of electronic funds transfer of freely available funds into the bank account nominated by the Purchaser in writing or, in the event that the Seller fails to make such payment, by way of set- off in accordance with clause 8.2;

3.7.3the Purchaser shall give the Seller and the Seller's Lawyers reasonable Notice of and the opportunity to participate in all meetings and significant telephone or other conferences with the Competition Authorities unless prohibited by such Competition Authorities;

3.7.4the Purchaser and the Seller shall give to the Competition Authorities (if required by such Competition Authorities) any undertakings reasonably necessary to obtain their approval in respect of the transactions contemplated in this Agreement; and

3.7.5the Purchaser and the Seller shall not, and shall procure that each member of the Purchaser Group and the Seller Group (as applicable) shall not, enter into any arrangement which is likely to prejudicially affect or significantly delay satisfaction of the Suspensive Condition in clause 3.1.1.

3.8.Nothing in clause 3.7 shall oblige the Seller or the Purchaser to provide to the other any of their own or (in the case of the Purchaser) the Purchaser Group's confidential business information, but such information must instead be provided to the other's external lawyers on a confidential lawyer to lawyer basis.

3.9The Parties hereby agree for purposes of the Suspensive Condition in 3.1.1 that no competition filing or notification shall be made to the Competition Authorities unless a legal obligation exists for such a competition filing or notification to be made.

4.MATERIAL ADVERSE CHANGE

4.1If at any time after the Signature Date, but before the date referred to in paragraph (a) of the definition of "Fulfilment Date" in clause 1.1 (the "Drop Down MAC Date"), either Party (the "Discovering Party") becomes aware that a Material Adverse Change has occurred or is reasonably like to occur, the Discovering Party will notify the other Party of the occurrence or anticipated occurrence of the Material Adverse Change by delivering written Notice of the occurrence of such Material Adverse Change to the other Party ("MAC Notice") as soon as reasonably possible after becoming aware thereof, but in any event within 5 (five) Business Days of becoming aware of the Material Adverse Change or potential Material Adverse Change, but provided that no MAC Notice may be delivered after the Drop Down MAC Date.

4.2The MAC Notice shall include details of the Material Adverse Change or potential Material Adverse Change and shall include such other supporting information and/or documentation as may be available to the Discovering Party in order to enable the receiving Party to assess whether a Material Adverse Change has actually occurred or is reasonably likely to occur.

4.3If a Party has delivered a MAC Notice on or prior to the Drop Down MAC Date, then:

4.3.1the Seller and the Purchaser shall meet within 10 (ten) Business Days after the date of delivery of the MAC Notice in order to attempt to agree in writing whether a Material Adverse Change has occurred;

4.3.2if the Seller and the Purchaser are unable to agree in writing within such 10 (ten) Business Day period (or such longer period as they agree in writing) whether a Material Adverse Change has occurred or is reasonably likely to occur, either of them shall be entitled within 5 (five) Business Days to give notice to the other requiring the disagreement to be referred to the Independent Accountant for determination. The appointment of the Independent Accountant and the determination by the Independent Account of whether or not a Material Adverse Change has occurred or is reasonably likely to occur shall be conducted on the terms set out in clause 8.3.6 to 8.3.12 (all inclusive) mutatis mutandis; and

4.3.3if the Parties agree that a Material Adverse Change has occurred or is reasonably likely to occur or if the Independent Accountant determines that a Material Adverse Change has occurred or is reasonably likely to occur as contemplated in clause 4.3.2, then each Party shall have 5 (five) Business Days after such agreement or determination as applicable to deliver to the other Party an election notice ("Election Notice") specifying whether such Party has elected to:

4.3.3.1terminate this Agreement with immediate effect, in which case neither Party shall have any claims against the other for damages or otherwise arising out of any Claim or the termination of the Agreement in terms of this clause; or

4.3.3.2proceed to Completion notwithstanding the Material Adverse Change; or

4.3.4if, after delivery of a MAC Notice as contemplated in this clause 4:

4.3.4.1the Parties agree that a Material Adverse Change has not occurred and is not reasonably likely to occur; or

4.3.4.2the Independent Accountant determines that a Material Adverse Change has not occurred and is not reasonably likely to occur; or

4.3.4.3the Parties agree that a Material Adverse Change has occurred or is reasonably likely to occur or the Independent Accountant has determined that a Material Adverse Change has occurred or is reasonably likely to occur but (i) neither Party has delivered an Election Notice within the applicable 5 (five) Business Day period contemplated in clause 4.3.3; or (ii) both Parties have elected to proceed to Completion as contemplated in clause 4.3.3.2, then the Parties shall have elected or shall be deemed to have elected (as applicable) to proceed to Completion on the terms set out in this Agreement and neither Party shall be liable for any Claim in relation to the specific fact or matter relating to the Material Adverse Change in question.

5. SECURITY

5.1The Bank Guarantee shall remain in place for a period of 12 (twelve) months reckoned from the Completion Date as security for any Claims that the Purchaser has against the Seller under this Agreement from time to time. The Purchaser shall be required to settle each Claim it may have against the Seller in terms of this Agreement against the Bank Guarantee, until the Bank Guarantee has been exhausted. Once the Bank Guarantee has been exhausted, the Purchaser shall be entitled to request settlement of any subsequent Claim directly from the Seller in accordance with clause 6.2.

5.2Within 5 (five) Business Days of the date on which a Claim is finally determined, the Purchaser and the Seller shall countersign and deliver a Notice to the Guarantor Bank (the "Claim Notice"), confirming that the Guarantor Bank should make payment of a portion of the amount secured under the Bank Guarantee in an amount equal to the amount of the Claim to the Purchaser. For the purposes of this clause 5, "finally determined" (in respect of a Claim) shall mean (i) admitted by the Seller and/or agreed between the Seller and the Purchaser; or
(ii)finally determined by an arbitrator or court (as applicable), and no longer subject to any right of appeal. The Seller shall not (under any circumstances) withhold its countersignature to the Claim Notice where such Claim has been finally determined.

5.3If the Seller fails or refuses, for whatever reason, to countersign the Claim Notice where such Claim has been finally determined on the basis described in clause 5.2, then the Seller hereby nominates and appoints the Purchaser, irrevocably and in rem suam, as its agent and attorney to sign the relevant Claim Notice for an on behalf of the Seller and submit such duly executed Claim Notice to the Guarantor Bank.

5.4Subject to the terms of the Bank Guarantee, the Guarantor Bank shall make payment of the full amount of the Claim (or, if the Claim exceeds the amount of the Bank Guarantee, a portion thereof up to the amount of the Bank Guarantee) in cash, without deduction, withholding or set- off of any nature (save for any deduction, withholding or set-off as may be required pursuant to Applicable Laws), by way of electronic transfer of freely available funds into the bank account nominated by the Purchaser in writing in the Claim Notice. For the avoidance of doubt, it is recorded that if the amounts paid out by the Guarantor Bank under and in terms of the Bank Guarantee are insufficient to settle the full amount of the Claim against the Seller, the Seller shall remain liable to settle the balance of the Claim in accordance with clause 6.2.

6.INSURANCE POLICY AND SELLER'S LIABILITY

6.1Subject to the provisions of clause 6.2, the Purchaser shall have no recourse against the Seller and shall only have recourse against and shall only be entitled to claim against the insurers in terms of the Insurance Policy in respect of any Claim. For the avoidance of doubt, in respect of any Claim:

6.1.1if, for any reason whatsoever (other than fraud or gross negligence on the part of the Seller), including, without limitation: (i) the Insurance Policy being cancelled or terminated; (ii) the insurer/s repudiating any Claim instituted by the Purchaser;
(ii)the Insurance Policy lapsing or being repudiated; and/or (iv) the insurer/s failing to pay any claim under the Insurance Policy or any portion thereof, the Purchaser will nevertheless still not have any claim or recourse against the Seller in respect of any Claim; and

6.1.2the Warranties are set out herein in order to establish a basis for a claim under the Insurance Policy only and are not intended to afford the Purchaser any claim against the Seller, nor will any insurer/s have any subrogated claim against the Seller, other than as contemplated in clause 6.6.

6.2If:

6.2.1the Seller breaches a Warranty which is excluded from the ambit of the Insurance Policy, which Warranties are specifically stated in Part 4 of Schedule 1 ("Uninsured Warranties"), then the Purchaser shall be entitled to make a Claim against the Seller in respect of such breach of Uninsured Warranty, provided that the Seller's liability in respect of any Claim for an Uninsured Warranty shall be limited to an amount equal to 30% of the Purchase Consideration ("Uninsured Liability Threshold"), and provided further that the Uninsured Liability Threshold shall be reduced to 20% in the event that: (i) the Warranty under paragraph 3 of Part 3 of Schedule 1; and (ii) the Indemnity under clause 15.1.1, are covered under the Insurance Policy following fulfilment of the Suspensive Condition under clause 3.1.2; or

6.2.2in respect of a breach of a Fundamental Warranty or liability under an Indemnity, the Claim is for an amount in excess of the amount covered under the Insurance Policy (if any), then the Purchaser shall be entitled to make a Claim against the Seller in respect of a breach of that Fundamental Warranty or Indemnity for such excess amount, provided that the Seller's liability in respect of any such Claim shall be limited to an amount equal to the Purchase Consideration.

6.3The Seller shall not be liable for any Claim made in terms of clause 6.2, unless the Purchaser has given Notice of such Claim in accordance with clause 13.5 to the Seller, within:

6.3.1five years of the Completion Date in relation to: (i) all Tax Warranties that are Uninsured Warranties under Part 4 of Schedule 1, and (ii) the Indemnities under clauses 15.1.1, 15.1.2, 15.1.3, 15.1.4 and 15.1.6; and

6.3.212 months of the Completion Date in relation to (i) the Uninsured Warranties (other than the Tax Warranties that are Uninsured Warranties); and (ii) the Indemnities under clauses 15.1.5, 15.1.7, 15.1.8 and 15.1.9.

6.4All Claims against the Seller pursuant to clause 6.2 shall, if successful, in the first instance be settled under the Bank Guarantee (as contemplated in clause 5) until such time as the amount available under the Bank Guarantee has been exhausted and, following exhaustion of the Bank Guarantee, the Seller shall be liable to settle any Claims for a breach of any Uninsured Warranties.

6.5Save as specifically set out in this clause 6 (read with clause 5), the provisions of clause 13 will apply mutatis mutandis in respect of a Claim made by the Purchaser against the Seller pursuant to clause 6.4.

6.6The Seller shall have no liability in respect of any Claim other than: (i) as contemplated in this clause 6 (read with clause 5); or (ii) for fraud on the part of the Seller, in which case, the relevant insurer/s shall have rights of recovery to the Seller. This provision constitutes a stipulation alteri, capable of acceptance by the relevant insurer/s at any time.

6.7All of the Insurance Costs shall be borne and paid by the Purchaser.

7.CONSIDERATION

7.1The aggregate purchase price payable by the Purchaser to the Seller for the Sale Shares and the Sale Claims in terms of this Agreement ("Purchase Consideration") shall be a cash amount calculated in accordance with the following formula:

A = B + C + D

where: A	=	the Purchase Consideration
B	=	R495,000,000;
C	=	an amount equal to the Working Capital Adjustment;
D	=	an amount equal to the Adjusted Net Cash Amount; and
E	=	the Sale Claims

7.2The Purchase Consideration shall be apportioned as follows:

7.2.1to the Sale Claims, in the amount set out in the Closing Statement; and

7.2.2the balance to the Sale Shares, provided that not less than R1.00 shall be apportioned to the Sale Shares.

8.SETTLEMENT OF THE PURCHASE CONSIDERATION

8.1The Purchaser shall discharge its obligation to pay the Purchase Consideration in the manner set out in this clause 8.

8.2Payment of the Initial Consideration

On the Completion Date, the Purchaser shall pay the Initial Consideration, less any portion of the filing fees which should have been paid by the Seller pursuant to the provisions of clause 3.7.2 (if the Seller has not made payment of such amount to the Purchaser in accordance with that clause), to the Seller into the Seller's Payment Account, in accordance with clause 20.

8.3Calculation of the Purchase Consideration

8.3.1For purposes of calculating the Purchase Consideration, the Purchaser shall:

8.3.1.1as soon as reasonably possible after the Completion Date, prepare a draft of the Closing Accounts ("Draft Closing Accounts"); and

8.3.1.2as soon as reasonably possible after the Draft Closing Accounts have been finalised, prepare and finalise a draft of the Closing Statement applying the Accounting Principles ("Draft Closing Statement"),

provided that the Purchaser shall deliver the Draft Closing Accounts and the Draft Closing Statement to the Seller within 20 (twenty) Business Days after the Completion Date.

8.3.2If the Seller disagrees with any aspect of the Draft Closing Accounts relevant to the determination of the Adjusted Net Cash Amount, the Sale Claims and/or the Working Capital Adjustment or any aspect of the Draft Closing Statement, including the basis and/or the criteria applied in the preparation and/or the accuracy of the Draft Closing Accounts and/or the Draft Closing Statement or any other aspect thereof, then the Seller may, within 15 (fifteen) Business Days after the date of receipt by it of the Draft Closing Accounts and the Draft Closing Statement, deliver a written notice ("Notice of Disagreement") to the Purchaser. The Notice of Disagreement shall set out the Seller’s reasons for disagreeing, specify in reasonable detail those items or amounts with which the Seller disagrees and the basis therefor, as well as provide all applicable supporting documentation that the Seller has at hand in relation to each such disputed item or amount ("Disputed Items"). Save as set out in any Notice of Disagreement, the Seller shall be deemed to have agreed with all items and amounts contained in the Draft Closing Accounts and the Draft Closing Statement and all those other items and amounts shall, absent manifest error or fraud, be final and binding on the Parties for the purposes of determining the Purchase Consideration.

8.3.3If the Seller does not deliver a Notice of Disagreement within 15 (fifteen) Business Days after the date of receipt by it of the Draft Closing Accounts and the Draft Closing Statement, then, absent manifest error or fraud:

8.3.3.1the amounts of the Adjusted Net Cash Amount, the Sale Claims and Working Capital Adjustment, as set out in the Draft Closing Statement, shall be final and binding on the Parties for purposes of determining the Purchase Consideration; and

8.3.3.2the Draft Closing Accounts and the Draft Closing Statement shall be deemed to constitute the Closing Accounts and the Closing Statement (respectively) for purposes of this Agreement, and the Closing Accounts and the Closing Statement shall be deemed to be finalised.

8.3.4If the Seller delivers a Notice of Disagreement within 15 (fifteen) Business Days after the date of receipt by it of the Draft Closing Accounts and the Draft Closing Statement, the Seller and Purchaser shall, during the 15 (fifteen) Business Days following the date of such delivery, use all reasonable efforts to (i) meet and discuss the objections of the Seller and (ii) reach written agreement on the Disputed Items in order to determine the amounts of the Adjusted Net Cash Amount, the Sale Claims and the Working Capital Adjustment.

8.3.5If, during such 15 (fifteen) Business Day period:

8.3.5.1the Seller and the Purchaser reach written agreement on the Disputed Items (and append thereto updated versions of the Draft Closing Accounts ("Updated Draft Closing Accounts") and Draft Closing Statement ("Updated Draft Closing Statement") consistent with such written agreement), then absent manifest error or fraud:

a.the amount of the Adjusted Net Cash Amount, the Sale Claims and the Working Capital Adjustment, as set out in the Updated Draft Closing Statement, shall be final and binding on the Parties for purposes of determining the Purchase Consideration; and

b. the Updated Draft Closing Accounts and the Updated Draft
Closing Statement shall be deemed to constitute the Closing
Accounts and the Closing Statement for purposes of this
Agreement and the Closing Accounts and the Closing Statement
shall be deemed to be finalized; or

8.3.5.2the Seller and the Purchaser are unable to reach such written agreement, the Seller or the Purchaser shall be entitled, within 5 (five) Business Days of the end of such 15 (fifteen) Business Day period, to request, by written Notice to the other Party, for the dispute to be referred to the Independent Accountant and cause the Independent Accountant to review the Disputed Items for the purpose of calculating the Adjusted Net Cash Amount, the Sale Claims and the Working Capital Adjustment.

8.3.6Once the Independent Accountant has been appointed, each of the Seller and the Purchaser agrees to execute an engagement letter containing terms that are reasonably requested by the Independent Accountant and to not unreasonably withhold its co-operation or unreasonably (having regard, inter alia, to the provisions of this clause 8) refuse its agreement to terms proposed by the Independent Accountant or by the other. If the terms of engagement of the Independent Accountant have not been settled within 10 (ten) Business Days of its identity having been determined (or such longer period as the Seller and the Purchaser may agree in writing) then, unless the Seller or the Purchaser is unreasonably refusing its agreement to those terms, that accountant shall be deemed never to have become the Independent Accountant and a new Independent Accountant shall be appointed by the Chairman of the South African Institute of Chartered Accountants from time to time, or their successor in title, who shall also be entitled to settle the terms of engagement for the Independent Accountant so appointed.

8.3.7In developing the engagement letter with the Independent Accountant, the Seller and the Purchaser will co-operate in the establishment of a timetable for the delivery of various submissions to the Independent Accountant and thereafter shall co-operate with the Independent Accountant and promptly provide all documents and information reasonably requested by the Independent Accountant.

8.3.8If the Parties fail to agree a timetable for delivering their submissions within a reasonable period of time (in the sole discretion of the Independent Accountant) the Independent Accountant shall be entitled to determine such timetable. The Independent Accountant shall be entitled to call for all documentation that it considers reasonably necessary in order to make its determination and the Parties shall be obliged to provide such documentation to the Independent Accountant that by not later than 5 (five) Business Days after it has been called for.

8.3.9In making its determination, the Independent Accountant shall consider only the Disputed Items. The Seller and the Purchaser shall request the Independent Accountant to deliver to them, as promptly as reasonably practicable (but in any case, no later than 30 (thirty) Days from the date of engagement of the Independent Accountant), its written determination of the disagreement (including updated versions of the Draft Closing Accounts and the Draft Closing Statement consistent with such written determination). In the absence of manifest error or fraud:

8.3.9.1the amount of the Adjusted Net Cash Amount, the Sale Claims and the Working Capital Adjustment, as set out in the Independent Accountant’s updated Draft Closing Statement, shall be final and binding upon each of the Parties for purposes of determining the Purchase Consideration; and

8.3.9.2.the Independent Accountant’s updated Draft Closing Accounts and updated Draft Closing Statement shall be deemed to constitute the Closing Accounts and the Closing Statement (respectively) for purposes of this Agreement, and the Closing Accounts and the Closing Statement shall be deemed to be finalised.

8.3.10Judgment may be entered into to enforce the agreement in clause 8.3.6 or the Independent Accountant’s determination in any court of competent jurisdiction.

8.3.11The Independent Accountant will (in its discretion, acting reasonably) determine the allocation between the Seller and the Purchaser of the cost of its determination based on the extent to which the number of Disputed Items as originally submitted to the Independent Accountant are determined in favour of the Purchaser or the Seller (as the case may be).

8.3.12The Seller and the Purchaser shall, and shall cause their respective representatives to, co-operate and assist in the preparation (by the Purchaser) and review (by the Seller) of the Draft Closing Accounts and the Draft Closing Statement and the determination of the Adjusted Net Cash Amount, the Sale Claims and the Working Capital Adjustment, including making available to the extent necessary books, records, working papers and personnel.

8.4Payment of the Adjustment Payment

8.4.1If, upon finalisation of the Closing Accounts and the Closing Statement pursuant to clause 8.3:

8.4.1.1the Purchase Consideration is less than the Initial Consideration, then the difference shall be payable by the Seller to the Purchaser as contemplated in clause 8.4.3.1; or

8.4.1.2the Purchase Consideration is greater than the Initial Consideration, then the difference shall be payable by the Purchaser to the Seller as contemplated in clause 8.4.3.2,

(the payment required under either clause 8.4.1.1 or clause 8.4.1.2, being the
"Adjustment Payment").

8.4.2The Adjustment Payment shall be made:

8.4.2.1if no Notice of Disagreement is delivered in terms of clause 8.3.2 within the 15 (fifteen) Business Day period provided for therein, no later than 15 (fifteen) Business Days after the end of that 15 (fifteen) Business Day period; and

8.4.2.2if a Notice of Disagreement is delivered within the 15 (fifteen) Business Day period provided for in terms of clause 8.3.2, no later than 15 (fifteen) Business Days after the date on which Closing Accounts and Closing Statement are deemed to be finalised in terms of clause 8.3.

8.4.3If:

8.4.3.1in terms of clause 8.4.1.1, the Adjustment Payment is payable by the Seller to the Purchaser ("Seller Amount"), the Seller shall make payment of the Seller Amount to the Purchaser within the period set out in clause 8.4.2.1 or 8.4.2.2, as applicable into the Purchaser’s Payment Account; or

8.4.3.2in terms of clause 8.4.1.2, the Adjustment Payment is payable by the Purchaser to the Seller ("Purchaser Amount"), the Purchaser shall make payment of the Purchaser Amount to the Seller within the period set out in clause 8.4.2.1 or 8.4.2.2, as applicable, into the Seller's Payment Account.

8.4.4The amount of the Adjustment Payment shall bear interest from and including the Completion Date to and including the date of payment at a rate per annum equal to the Prime Rate. Such interest shall accrue daily, be compounded monthly in arrears, be payable at the same time, and to the same Party, as the Adjustment Payment to which it relates and be calculated daily on the basis of a year of 365 (three hundred and sixty five) days and the actual number of days elapsed.

9.COMPLETION

9.1Pre-Completion Steps

The Seller undertakes that prior to Completion it will procure that each company which will constitute a Group Company after the implementation of the Restructuring declares a distribution in specie of any intercompany loan receivable owing to it by any member of the Seller Group to another member of the Seller Group, such that on the Completion Date no member of the Seller Group shall have any obligation to a Group Company in respect of any such loan receivable.

9.2Completion arrangements

Completion of the sale and purchase of the Sale Shares and the Sale Claims shall take place at the offices of the Company (or at such other place as may be agreed in writing between the Purchaser and the Seller, including by way of virtual or electronic communication) on the Completion Date.

91.3Completion actions

On the Completion Date:

9.3.1the Seller shall deliver to the Purchaser, or procure the delivery of:

9.3.1.1confirmation of the Seller's reimbursement of the Competition Authority filing fee contemplated in clause 3.7.2 (alternatively, confirmation that the Seller will not be making payment of such amount in cash, in which case the Purchaser shall be entitled to set-off such amounts against the Purchase Consideration as contemplated in clause 8.2);
1.

9.3.1.2share certificates in respect of the Sale Shares;

9.3.1.3a share transfer form in respect of the Sale Shares duly completed and signed by the Seller as transferor and dated not more than three Business Days before the Completion Date; and

9.3.1.4a copy of resolutions (in the Agreed Form) of the board of directors of the Seller:

a.approving the terms and conditions of the sale contemplated by this Agreement;

b.confirming and ratifying the authority of the person who signed this Agreement and any other Acquisition Document for the Seller; and

c.confirming and accepting that the Seller is bound by the terms and conditions of this Agreement;

9.3.1.5the written resignations of each of the directors of each relevant Group Company that the Purchaser has requested to resign as directors of any Group Company, and a copy of a shareholder resolution approving the appointment of persons that the Purchaser requires to be appointed as directors to any Group Company, in each case by giving written notice to that effect to the Seller at least 5 (five) Business Days prior to the Completion Date, together with all such documents as are required to be delivered to the relevant Group Company and filed with the Companies and Intellectual Property Commission in order to record the change in directorship and confirming that the resigning directors waive all claims, whether in contract or in delict, actual or contingent, that they, in their capacity as directors, may have had against any Group Company up until the Completion Date; and

9.3.1.6signed written acknowledgement and consent letters from each Group Company to which the Sale Claims relate, consenting to the sale of the applicable Sale Claims by the Seller to the Purchaser and acknowledging that with effect from the Completion Date it will have a payment obligation to the Purchaser in respect thereof;

9.3.1.7certified copies of resolutions of the directors of the Company:

a.approving the transfer of the Sale Shares pursuant to this Agreement and the issue of appropriate new share certificate(s) to the Purchaser for the Sale Shares to be registered in its name;

b.approving the aforesaid share transfer forms as constituting a proper instrument of transfer for the purposes of section 51(6)(a) of the Companies Act;

c.noting the resignations and appointments of the directors contemplated in clause 9.3.1.5;

9.3.1.8a copy of the duly executed Bank Guarantee; and

9.3.1.9all "Know your Customer" information and documentation as may be reasonably required by the Purchaser in respect of the Seller and/or the Seller Group pursuant to (amongst other things) the requirements of the Financial Intelligence Centre Act, No. 38 of 2001; and

9.3.2against receipt of all information and documentation required to be delivered by the Seller pursuant to clause 9.3.1, the Purchaser shall pay the Initial Consideration to the Seller in accordance with clause 8.2.

10.PRE-COMPLETION MATTERS

10.1Operation of Group Companies

10.1.1Pending Completion, the Seller shall use reasonable commercial endeavours to procure that each company which will constitute a Group Company after the implementation of the Restructuring shall continue to operate in the ordinary course of business consistent with past practice, while preserving the value of its assets, goodwill and current business relationships and maintaining its trading and financial position, and in accordance with all Applicable Laws.

10.1.2For the duration of the Interim Period, the Seller shall provide the Purchaser with reasonable access to all information and documentation pertaining to each company which will constitute a Group Company after the implementation of the Restructuring and each member of the management team of such companies, during business hours and on reasonable notice.

10.1.3The Seller shall not be required to provide the Purchaser access to any information or documentation in accordance with clause 10.1.2 where the provision of such information or documentation would result in the Seller being in breach of any provisions of: (i) the Competition Act; or (ii) any Data Protection Legislation.

10.2Interim Period Restrictions on Group Companies

The Seller undertakes that during the Interim Period it will use reasonable commercial endeavours to procure that (subject to applicable competition laws and other than in the ordinary course of business) no company which will constitute a Group Company after the implementation of the Restructuring shall or shall agree to (whether conditionally or not):

10.2.1change its authorised or issued share capital in any way (including the creation of new shares, the redemption or repurchase of shares or any reduction of capital) or grant any option or right to subscribe for any shares or other securities convertible into shares;

10.2.2other than as required for purposes of the fulfilment of the Suspensive Conditions or to enable the Seller to comply with is obligations in terms of clause 9.3.1.7, pass any resolution of its shareholders or any class of its shareholders;

10.2.3acquire or dispose of:

10.2.3.1any shares, assets or any other interest in any company, business or partnership; or

10.2.3.2any other material asset;

10.2.4dispose of or otherwise settle all or any portion of the Sale Claims;

10.2.5grant any interest in any immovable property or vary the terms of, or waive any rights under, any lease of immovable property (including settling any rent review);

10.2.6create any Encumbrance (other than a Permitted Encumbrance) over any of its assets or undertaking;

10.2.7enter into, amend or terminate any agreement or arrangement with the Seller Group (other than in the ordinary course of business on arm's length terms and other than as may be required in order to comply with clause 10.3);

10.2.8amend or terminate the Restructuring Agreements;

10.2.9enter into any material transaction;

10.2.10incur any borrowings from any third party;

10.2.11incur any borrowings from any member of the Seller Group;

10.2.12give any guarantee or indemnity in relation to the obligations or liabilities of any other person;

10.2.13cancel or fail to renew any of its insurance policies, and shall maintain insurance coverage at levels consistent with presently existing levels so long as such insurance is available at commercially reasonable rates;

10.2.14commence or settle any material litigation or arbitration (except when required by insurers);

10.2.15terminate the employment of any Senior Employee or make any material alterations to the terms and conditions of employment (including remuneration and benefits) of any Senior Employee, other than:

10.2.15.1any alterations which have been agreed by any Group Company before the Signature Date and Disclosed in the Disclosure Letter; or

10.2.15.2salary increases in the ordinary course of business;

10.2.16 establish any new pension scheme or discontinue, materially amend or exercise any material discretion in relation to any pension scheme;

10.2.17incur or agree to incur any unbudgeted capital expenditure in excess of an aggregate amount of R800,000;

10.2.18 enter into or agree to enter into any joint venture or partnership;

10.2.19incur any liabilities of whatsoever nature;

10.2.20issue any loans to any directors, officers or employees of the Group;

10.2.21maintain the material assets of the Company in normal operating condition and repair in accordance with past practice (ordinary wear and tear excepted);

10.2.22other than the Restructuring under the Restructuring Agreements, adopt a plan of complete or partial liquidation, consolidation, merger or reorganisation or authorise or undertake a dissolution, consolidation, merger, restructuring, recapitalisation, reclassification or other reorganisation; and

10.2.23make any changes to its accounting policies and procedures other than as required under IFRS.

10.3Manufacturing Agreement

For the period between the Signature Date and the Completion Date, the Seller shall continue to procure the applicable hardware units from Inventec Appliances Corporation on behalf of the relevant Group Companies in terms of the existing master development and supply agreement, entered into between Inventec Appliances Corporation and the Seller, dated on or about 24 January 2021, as such agreement existed on the Signature Date ("Existing Master Agreement"), but provided that if the relevant Group Companies:

10.3.1become entitled to procure the applicable hardware units directly from Inventec Appliances Corporation on terms and conditions no less favourable than those set out in the Existing Master Agreement, all procurement of the applicable hardware units shall be done by the relevant Group Company in terms of the Manufacturing Agreement; or

10.3.2do not become entitled to procure the applicable hardware units directly from Inventec Appliances Corporation on terms and conditions no less favourable than those set out in the Existing Master Agreement, all the applicable hardware units shall continue be procured by the Seller on behalf of the relevant Group Companies in terms of the Existing Master Agreement until the Completion Date, after which all procurement will be done by the relevant Group Company in terms of the Manufacturing Agreement.

10.4Permitted actions

Clauses 10.1, 10.2 and 10.3 shall not restrict or prevent a Group Company from doing anything:

10.4.1required by, or to give effect to, any Acquisition Document;

10.4.2with the Purchaser's prior written consent (not to be unreasonably withheld or delayed);

10.4.3to obtain and (to the extent required) implement the insurance policies referred to in clause 3.1.9;

10.4.4to obtain the signed consents or notifications referred to in clause 3.1.7;

10.4.5to comply with any Applicable Law, provided that the Seller shall inform the Purchaser of any required action prior to any such actions being taken, and that the required actions shall only be implemented to the extent strictly necessary under Applicable Law; or

10.4.6to comply with its existing contractual obligations.

11.PURCHASER'S WARRANTIES

The Purchaser warrants and undertakes to the Seller, as at the Signature Date and the Completion Date and for the period between these dates, that:

11.1it has and/or will have the legal right, full power and authority and all necessary consents and authorisations to enter into and perform its obligations under this Agreement and each other Acquisition Document to which it is or will be party;

11.2this Agreement and each other Acquisition Document to which it is or will be party constitutes, or will when executed constitute, legal, valid and binding obligations on it and will be enforceable in accordance with their respective terms;

11.3there are no agreements (including its memorandum of incorporation, by-laws or other constitutional documents), arrangements, judgments or any other restrictions of any kind that prohibit or restrict its ability to enter into and to perform its obligations under this Agreement and each other Acquisition Document to which it is or will be party;

11.4it is acquiring the Sale Shares and the Sale Claims for the Purchaser Group (and for the benefit of its Affiliates) and not wholly or partly as agent or broker for any other person;

11.5it will have the requisite cash resources available to pay the Purchase Consideration on the due date for payment and otherwise discharge its obligations under this Agreement; and

11.6it has not employed any broker or finder, or incurred any liability for a brokerage fee, commission or finder’s fee in connection with the purchase of the Sale Shares and the Sale Claims.

12.SELLER'S WARRANTIES

12.1The Seller warrants to the Purchaser that the information and statements set out in Schedule 1:

12.1.1are true and accurate as at the Signature Date; and

12.1.2unless expressly provided otherwise, will be true and accurate immediately before Completion on the Completion Date.

12.2During the Interim Period, the Seller shall notify the Purchaser as soon as reasonably practicable of any matter that it becomes aware of that has given or is likely to give rise to a Claim, and keep the Purchaser fully and promptly informed of all material developments relating to it, and provide the Purchaser and its representatives with reasonable access to, and (at the Purchaser's expense) copies of, all information which is or may be relevant to any such Claim.

12.3Other than the Warranties set out in Schedule 1, the Seller gives no other warranties (whether express, implied or tacit and whether orally or contained in any other document) and makes no representations in relation to or in connection with the Sale Shares and Sale Claims, the Company, the other companies which will constitute a Group Company after the implementation of the Restructuring or the business, assets or liabilities of the Company and the other companies which will constitute a Group Company after the implementation of the Restructuring and the Sale Shares and Sale Claims are otherwise sold on a "voetstoots" basis.

12.4Where a Warranty is given by the Seller as at the Signature Date in respect of the Group Companies, such Warranty is in respect of the companies which will constitute Group Companies immediately after the Completion of the Restructuring.

12.5Reliance

This Agreement is entered into by the Purchaser and the Seller relying on the warranties given by the other of them, each of which: (i) is deemed to be material and a material representation inducing the other of them to enter into this Agreement; and (ii) is an essential contractual undertaking by the Purchaser and the Seller, as the case may be, to ensure that the relevant warranty is true and correct.

12.6Separate and independent

12.6.1Each of the Warranties is separate and independent and shall in no way be limited to or restricted by reference to or inference from the terms of any other Warranty.

12.6.2Each Warranty shall continue and remain in force notwithstanding Completion.

12.7Knowledge or awareness

Any Warranty qualified by a reference (however expressed) to the knowledge or awareness or belief of the Seller shall be limited to the actual knowledge or awareness of H Jordt, N Gomes, J Le Roux, M du Preez, JG Heijstek and E van Niekerk and the Seller shall not be required to make any inquiry of any other person, nor shall the Seller be deemed to have any other actual, imputed or constructive knowledge regarding the subject matter of any Warranty.

13.SELLER'S LIMITATIONS OF LIABILITY

13.1Insurance Policy

The provisions of clause 12, this clause 13, and clause 14 are subject to clause 6.1 (without limiting the general application of clause 6 in respect of this Agreement as a whole).

13.2Financial caps

The aggregate liability of the Seller for all Claims (including interest, VAT and costs) against the Seller shall:

13.2.1in respect of the Fundamental Warranties, not exceed an amount equal to the Purchase Consideration; and

13.2.2in respect of the other Warranties not exceed an amount equal to R148,500,000.

13.3Small Claims

The Seller shall not be liable for any individual Claim unless the liability of the Seller in respect of such Claim exceeds one-tenth per cent (0.1%) of the Consideration.

13.4Claims threshold

The Seller shall not be liable for any Claim unless and until the aggregate liability of the Seller in respect of the Claims (calculated after applying the other provisions of this clause 13.4) exceeds one per cent (1%) of the Purchase Consideration (excluding interest and costs), in which case the Seller shall not be liable for the initial one per cent (1%) of the Purchase Consideration, but shall be liable for the excess.

13.5Notice of Claims

The Seller shall not be liable for any Claim unless the Purchaser has given Notice to the Seller of such Claim within the time period contemplated in clause 13.6 with sufficient details of the Claim (including the grounds reasonably known to the Purchaser on which it is based and the Purchaser's good faith estimate of the amount of the claim (detailing the Purchaser's good faith calculation of the Loss alleged to have been suffered or incurred)).

13.6Time limits

13.6.1 The Seller shall not be liable for any Claim unless the Purchaser has given Notice of such Claim in accordance with clause 13.5 to the Seller on or before the date specified against that type of Claim below:

Claim relating to:	Time limit:
Fundamental Warranties	seven years after the Completion Date
Tax Warranties (and if applicable the Indemnity in clause 15.1.1)	seven years after the Completion Date
All other Warranties	three years after the Completion Date
Any other breach of this Agreement	three years after the Completion Date

13.7Purchaser's knowledge

The Seller shall not be liable for any Claim if, but only to the extent that, the Purchaser had actual knowledge of any matter or thing with sufficient detail to enable it to reasonably assess the nature, quantum and extent of such matter or thing. For the purposes of this clause 13.7, the Purchaser shall be deemed to have actual knowledge of any matter or thing which, as at the Signature Date, is actually known to any of the directors or officers of the Purchaser Group or their advisors.

13.8Legal proceedings

The Seller shall not be liable for any Claim unless, where applicable, arbitration or legal proceedings have been initiated against the Seller in respect of such Claim within 12 months from the date the Seller was notified of such Claim in accordance with clause 13.5, provided that if Notice has been given in accordance with clause 13.5, the matter giving rise to the Claim shall survive for so long as it is necessary to permit the final resolution of such Claim notwithstanding the above-mentioned time limits.

13.9Disclosure

The Seller shall not be liable for any Claim to the extent that the matter giving rise to it has been Fairly Disclosed.

13.10Accounts

The Seller shall not be liable for any Claim to the extent that the matter giving rise to it has been specifically provided for in the 2020 Accounts and/or the Management Accounts and has been Fairly Disclosed therein.

13.11Other exclusions

13.11.11The Seller shall not be liable for any Claim to the extent that it arises from or is otherwise attributable to, or the amount of such Claim is increased as a result of:

13.11.1.1.the failure by the Purchaser to comply with the provisions of this clause 13;

13.11.1.2any new or amended legislation, law or administrative or regulatory practice, or any change in the generally accepted interpretation or application of any legislation or law, in each case taking effect after the Completion Date;

13.11.1.3anything done or not done by any Group Company before or on Completion at the written request, or with the prior written consent, of any officer of the Purchaser;

13.11.1.4any lost profit, goodwill or business, whether actual or prospective, or any indirect or consequential Loss.

13.11.2The Seller shall not be liable in respect of any Claim:

13.11.2.1to the extent that the matter or thing giving rise to such Claim has been made or is made good or is otherwise compensated for without cost to the Purchaser or any Group Company; or

13.11.2.2the Loss, liability or damage to which such Claim relates is fully recoverable by the Purchaser Group under any insurance policy or would have been so recoverable but for any change effected by the Purchaser Group on or after Completion to the terms, amount and/or scope of any applicable insurance policy.

13.12Non-application of limitations

Nothing in this clause 13 shall operate to exclude or limit the liability of the Seller in relation to any Claim that arises as a result of the fraud, gross negligence or fraudulent concealment of the Seller.

13.13Credit for benefits

In calculating the liability of the Seller in relation to any Claim, there shall be taken into account any quantifiable financial benefit accruing to the Purchaser as a result of the matter giving rise to such Claim (including the amount of any reduction in, or relief from, Tax).

13.14No double recovery

Any payment made by the Seller in respect of any Claim shall satisfy and discharge any other Claim which is capable of being made against the Seller in respect of the same matter, but only to the extent of the payment made.

13.15Right to remedy

The Seller shall not be liable in respect of any Claim to the extent that the matter or thing giving rise to such Claim (i) is capable of remedy and is remedied within 20 (twenty) Business Days of the date on which the notice of such Claim is given to the Seller and (ii) the Purchaser suffers no Loss as a result of such Claim within the aforementioned 20 (twenty) Business Day period in which the Seller seeks to remedy the relevant matter or thing. The Purchaser shall use reasonable endeavours to procure that the Seller is given the opportunity within that 20 (twenty) Business Day period to remedy the relevant matter or thing and shall provide, and shall use reasonable endeavours to procure that each relevant Group Company provides, all reasonable assistance to the Seller to remedy the relevant matter or thing.

14.CLAIMS HANDLING

14.1Notification, information and access

The Purchaser shall:

14.1.1as soon as reasonably practicable, notify the Seller of any matter that it becomes aware of that has given or is likely to give rise to a Claim, Defendant Claim or Recovery Claim and keep the Seller fully and promptly informed of all material developments relating to it; and

14.1.2provide the Seller and its representatives with reasonable access to, and (at the Seller's expense) copies of, all information which is or may be relevant to any such Claim, Defendant Claim or Recovery Claim.

14.2Defendant Claims

The Purchaser shall, and shall procure that the Purchaser Group shall:

14.2.1consult with the Seller and take all reasonable actions as the Seller may reasonably request in writing to assess, defend, mitigate, settle or compromise any Defendant Claim or to appeal against any judgment or other adjudication made in relation to any Defendant Claim (including using professional advisers nominated by and at the cost of the Seller);

14.2.2otherwise take all reasonable steps to minimise its liability in relation to any Defendant Claim; and

14.2.3not admit liability in relation to, nor cease to defend, settle or compromise, any Defendant Claim without the prior written consent of the Seller, provided that the Seller shall act reasonably in respect of providing or withholding its consent.

14.3Recovery Claims

14.3.1The Purchaser shall, and shall procure that the Purchaser Group shall:

14.3.1.1consult with the Seller and take all reasonable actions as the Seller may reasonably request in writing to pursue any Recovery Claim (including, without limitation, the institution of any legal action or proceedings and any appeal against any judgment or other adjudication made in relation to them); and

14.3.1.2not withdraw, settle or compromise any Recovery Claim without the prior written consent of the Seller, provided that the Seller shall act reasonably in respect of providing or withholding its consent.

14.3.2If the Purchaser Group recovers any sum pursuant to a Recovery Claim after any corresponding Claim has been agreed or finally determined, but before the Seller makes a payment in respect of it, then the amount payable by the Seller shall be reduced by an amount equal to the sum recovered (less all reasonable out of pocket costs and expenses incurred by the Purchaser Group in obtaining such recovery, to the extent not already reimbursed by the Seller pursuant to clause 14.3.5) ("Recovery Sum").

14.3.3.If the Seller has made a payment in respect of a Claim ("Claim Payment") and the Purchaser Group subsequently recovers from a third party any sum in respect of any corresponding Recovery Claim, the Purchaser shall repay promptly to the Seller an amount equal to the lesser of:

14.3.3.1the Recovery Sum; and

14.3.3.2the amount of the Claim Payment.

14.3.4If any repayment is made to the Seller pursuant to clause 14.3.3, an amount equal to such repayment shall be deemed never to have been paid by the Seller for the purposes of calculating the liability of the Seller under clause 13.

14.3.5The Seller shall:

14.3.5.1indemnify the Purchaser Group against all Losses for which it may become liable; and

14.3.5.2reimburse the Purchaser Group on demand all out of pocket costs and expenses reasonably incurred by it,

in complying with its obligations under this clause 14.3.

14.4Mitigation

14.4.1Without prejudice to the other provisions of this clause 14, the Purchaser shall take, and shall procure that the Purchaser Group takes, all such actions as may be reasonably necessary or as the Seller may reasonably request in writing to mitigate any Loss, liability or damage which may arise from any matter or thing giving rise to a Claim.

14.4.2Nothing in the Acquisition Documents shall, or shall be deemed to, affect the Purchaser's general legal obligation to take reasonable steps to mitigate any Loss, liability or damage which it may suffer or incur.

15.SPECIFIC INDEMNITIES

15.1.The Seller hereby indemnifies the Purchaser against any and all Loss that it, the Company or any Group Company may suffer or incur, and the Purchaser shall be deemed to have suffered one hundred per cent (100%) of the Loss suffered and/or incurred, the cause of action of which arose prior to the Completion Date and which relates to the following:

15.1.1to the extent that it is not covered under the Insurance Policy following fulfilment of the Suspensive Condition under clause 3.1.2, the Restructuring, including (without limitation) any costs associated with the implementation of the Restructuring and/or any Tax Losses arising as a direct or indirect result of the Restructuring;

15.1.2the incomplete annual financial statements of DigiCore Electronics Proprietary Limited (including, without limitation, any failure by DigiCore Electronics Proprietary Limited to obtain the required local transfer pricing documents for the 2017, 2018 and 2019 financial years);

15.1.3the VAT liability against CTrack Fleet Management Solution Proprietary Limited, C-Track (SA) Proprietary Limited and DigiCore Electronics Proprietary Limited to the value of R15 600 000, plus any additional interest, penalties, fines and/or charges that may be imposed in respect of such VAT liability;

15.1.4any Tax which becomes payable on any deemed interest in respect of the loans owing by Ctrack Europe Holdings Limited and DigiCore International Holdings
B.V. to DigiCore Electronics Proprietary Limited;

15.1.5the establishment, existence and/or the unwinding of the Vonaka Fund, including (without limitation) any termination or cancellation of the Material Contracts and/or any penalties, fines and/or charges imposed on any Group Company and/or the Purchaser by the B-BBEE Commission in respect of the establishment and/or existence of the Vonaka Fund prior to the Completion Date;

15.1.6any unrealised foreign exchange gains or Losses related to the loans owed by various offshore entities to DigiCore Electronics Proprietary Limited, including any Tax Losses that may be incurred or suffered as a result of the disposal of such loans;

15.1.7the Seller Group’s failure to apply for a value determination number for Inseego Corporation and DigiCore Electronics Proprietary Limited;

15.1.8the recovery of the two enterprise development loans provided by Ctrack Fleet Management Solutions Proprietary Limited, in an aggregate amount of not less than R1.61 million; and

15.1.9any Losses suffered or incurred by Ctrack Mzansi Proprietary Limited in relation to its annual financial statements for the financial year ended 31 December 2019, in relation to the failure by the shareholders of Ctrack Mzansi Proprietary Limited to finalise and approve those accounts,

(collectively, the "Indemnities").

15.2The limitations set out in clauses 6.3, 6.4, 6.5, 13.8 and 13.11 shall apply in relation to all Indemnities.

15.3If any claim relating to the Indemnities is made against any Group Company ("Indemnified Claim"), the Purchaser will as soon as reasonably possible comply with the provisions for instituting a Claim under clauses 6.3, 13 and 14.1, including giving notice thereof to the Seller, who will, subject to the provisions of clause 6.4, make payment of the full amount of the Indemnified Claim to the Purchaser if the Seller does not dispute the Indemnified Claim.

15.4After any final decision, judgment or award shall have been rendered by an arbitrator, court or governmental entity of competent jurisdiction and the expiration of the time in which to appeal there from, or a settlement shall have been consummated, or the Purchaser and the Seller have agreed to a mutually binding agreement with respect to an Indemnified Claim hereunder, the Purchaser shall forward to the Seller notice of any amounts due and owing by the Seller pursuant to this Agreement with respect to such Indemnified Claim. The Seller shall, subject to the provisions of clause 6.4, make payment of all amounts due and owing in respect of such Indemnified Claim, within 10 (ten) Business Days of receipt of the applicable notice from the Purchaser.

16.RESTRAINTS AND NON-SOLICITATION

16.1For the purposes of this clause 16:

16.1.1"Competing Business" means any business that competes with the Business, provided that any business which any Restricted Party is directly engaged in as at the Signature Date (whether as employee, proprietor, partner, director, shareholder, agent or consultant) shall not be considered a Competing Business;

16.1.2."Designated Area" means Africa, Pakistan and the following countries of the Middle East: Lebanon, Israel, the West Bank and Gaza, Jordan, Iraq, Saudi Arabia, Yemen, Oman, United Arab Emirates, Qatar, Bahrain, and Kuwait, subject to the restrictions and limitations in Section 30.3 (Export Control) of the License Agreement;

16.1.3"Restricted Parties" means the Seller and each member of the Seller Group and
"Restricted Party" means any one of them;

16.1.4"Restraint Period" means a period of two years from the Completion Date.

16.2Notwithstanding any other restraint of trade agreement that any Restricted Party may have concluded with the Company or the Purchaser, the Seller, on behalf of itself and on behalf of each other Restricted Party, undertakes to the Purchaser that for the duration of the Restraint Period, it will not, whether directly or indirectly, and whether alone or with others, and whether for its or others’ sole or partial benefit:

16.2.1carry on, be or become engaged or financially interested, directly or indirectly, and whether as employee, proprietor, partner, director, shareholder, agent, consultant, advisor, financier or otherwise in any capacity in any Competing Business carried on anywhere in the Designated Area, save that it may passively hold shares or other rights in any company quoted on a recognised stock exchange, which holding represents no more than 5% of the total number of shares in issue or rights in existence of the same class in or in respect of the company concerned;

16.2.2persuade, induce, encourage or procure any employee of the Group during the 12 months preceding the Completion Date at any time, to become employed by or interested in any Competing Business or any member of the Seller Group, or to terminate his employment with any Group Company, provided that a response by any employee to a general advertisement for employment placed by the Seller (and the resultant employment relationship between the Seller any such employee) will not constitute a breach of this clause; or

16.2.3persuade, induce, encourage or procure any customer or supplier of the Group, or any person who was a customer or supplier at any time during the 12 (twelve) months preceding the Completion Date and who was not already a customer or supplier of the Seller or any other member of the Seller Group (excluding the Group) during that period, to cease being a customer or supplier of any Group Company.

16.3The Seller, on behalf of itself and on behalf of each other Restricted Party, undertakes to the Purchaser that for the duration of the relevant Restraint Period, it will not, whether directly or indirectly, and whether alone or with others, and whether for its own or others’ sole or partial benefit disclose or use or exploit, or knowingly divulge for use or exploitation, any knowledge or information (including trade secrets) gained by it as a result of or in connection with its association with the Business, except any such knowledge or information that is in the public domain other than by reason of any breach by any Restricted Party of any of its obligations under this Agreement or any breach by any person of any duty of confidentiality in relation to the Business.

16.4The Seller, on behalf of itself and on behalf of each other Restricted Party, acknowledges (insofar as such acknowledgement is applicable to it) that:

16.4.1the customers of the Group are or could be drawn from all of the areas in which the restraint is to be operative;

16.4.2the Group would suffer substantial damage if any person restrained by this clause were to operate a Competing Business in the Designated Area during the time in which the restraint is to apply; and

16.4.3the restraint is the minimum restraint required by the Group and the Purchaser to provide protection against unfair competition upon termination of shareholding and that in the circumstances it is fair and reasonable, and necessary for the protection of the interests of the Group that each Restricted Party should be restrained in the manner set out in this clause 16.

16.5This clause 16 shall be interpreted so that a separate restraint shall apply to every provision thereof which is capable of standing on its own.

16.6Each restraint in this Agreement may, if it goes too far to be enforceable, nevertheless be enforced by a court or arbitrator to such lesser extent as may be required to be enforceable and shall be interpreted accordingly.

16.7Should the reasonableness of any provision contained in this clause be disputed, the onus of proving that the provision is unreasonable will, to the extent permitted by law, rest on the person alleging the unreasonableness.

16.8The restraints contained in this clause 16 will be capable of being enforced by the Company and/or the Purchaser, individually or collectively by them. The provisions of this clause 16 constitute a stipulation for the benefit of the Company, capable of acceptance by it at any time.

17.CONFIDENTIALITY AND ANNOUNCEMENTS

17.1Definitions

In this clause 17:

"Discloser" means the person making the announcement or disclosing or using the information; and, for the purposes of clause 17.5.1, includes members of its group; and

"Relevant Party" means:

(a)when the Discloser is a member of the Purchaser Group, the Seller; or

(b)when the Discloser is a member of the Seller's Group, the Purchaser.

17.2Company confidential information

The Seller shall not, and shall procure that the Seller's Group shall not, for a period of 36 Calendar Months after the Completion Date, disclose to any person, or use for its own benefit, any confidential information of any Group Company that it holds at Completion.

17.3Transaction and Parties' confidential information

Each Party shall, and shall procure that the members of its group shall, at all times keep confidential:

17.3.1the provisions and subject matter of, and the negotiations relating to, this Agreement and any other Acquisition Document; and

17.3.2all confidential information of the other Parties or their respective groups (as such groups are constituted immediately before Completion) received by it as a result of negotiating, entering into or performing this Agreement or as a result of any relationship existing between such Parties prior to Completion, and shall use the information only for the purposes contemplated by this Agreement or any other Acquisition Document.

17.4Permitted announcements and disclosures

17.4.1Clauses 17.2 and 17.3 shall not restrict the making of any announcement or the disclosure or use of information:

17.4.1.1with the prior written consent of the Relevant Party, such consent not to be unreasonably withheld or delayed;

17.4.1.2to the extent required by any Applicable Law or any Authority or securities exchange, provided that, in each case (unless such consultation is prohibited), such announcement is made or disclosure occurs after consultation (so far as reasonably practicable) as to the timing and content of such announcement or disclosure with the Relevant Party; or

17.4.1.3that is consistent in all material respects with any announcement issued in accordance with this clause 17.4,

provided always that if any such announcement or statement requires the disclosure by a Party ("Disclosing Party") of any information relating the other Party and/or any other member of the other Party's Group (i.e. the Purchaser Group or the Seller Group (as applicable)), the Disclosing Party shall not be entitled to make any such announcement or statement until the other Party has agreed the form and content of such announcement and/or statement.

17.5Other permitted disclosures

Clauses 17.2 and 17.3 shall not restrict the disclosure or use of information if and to the extent:

17.5.1the information is or becomes publicly available (other than as a result of a breach by the Discloser of any provision of:

17.5.1.1this Agreement or

17.5.1.2the non-disclosure agreement between the Seller and the Purchaser referred to in clause 17.6);

17.5.2the information is independently developed after Completion;

17.5.3expressly required or permitted by, or required for or in connection with the performance by any Party of its obligations under, this Agreement or any other Acquisition Document;

17.5.4disclosure is made on a strictly confidential and need to know basis by the discloser to:

17.5.4.1its group or any of its or its group's current or prospective funders; or

17.5.4.2any of its, its group's or any such funder's officers, employees, consultants, agents, investment committees, insurers, pension trustees, professional advisers or auditors; or

17.5.5required in connection with any legal action or proceedings or arbitral proceedings (including any Dispute).

17.6Termination of non-disclosure agreement between the Parties

The non-disclosure agreement entered into by the Seller and the Purchaser and dated August 18, 2020 shall terminate on the Signature Date. Such termination shall not affect any Party's accrued rights (including the right to claim any remedy for breach or non-performance), obligations and liabilities under or in relation to the confidentiality agreement as at the date of termination.

18.DISPUTE RESOLUTION

18.1Separate, divisible agreement

This clause is a separate, divisible agreement from the rest of this Agreement and shall:

18.1.1not be or become void, voidable or unenforceable by reason only of any alleged misrepresentation, mistake, duress, undue influence, impossibility (initial or supervening), illegality, immorality, absence of consensus, lack of authority or other cause relating in substance to the rest of the Agreement and not to this clause. The Parties intend that any such issue shall at all times be and remain subject to arbitration in terms of this clause; and

18.1.2remain in effect even if the Agreement terminates or is cancelled or declared void.

18.2Disputes subject to arbitration

Any Dispute, including without limitation, any Dispute concerning:

18.2.1the existence of the Agreement apart from this clause;

18.2.2the interpretation and effect of the Agreement;

18.2.3the Parties' respective rights or obligations under the Agreement;

18.2.4the rectification of the Agreement;

18.2.5the breach, termination or cancellation of the Agreement or any matter arising out of the breach, termination or cancellation; or

18.2.6damages arising in delict, compensation for unjust enrichment or any other claim, whether or not the rest of the Agreement apart from this clause is valid and enforceable,

shall be referred to arbitration as set out in this clause 18.

18.3Appointment of arbitrator

18.3.1The Parties shall agree on the arbitrator who shall be an attorney or advocate on the panel of arbitrators of the Arbitration Foundation of Southern Africa ("AFSA"). If agreement is not reached within 10 Business Days after any Party calls in writing for such agreement, the arbitrator shall be an attorney or advocate nominated by the Chairman of the Johannesburg Bar Council for the time being (the "Chairman").

18.3.2Any request to the Chairman to nominate an arbitrator pursuant to clause 18.3.1 shall be in writing outlining the claim and any counterclaim of which the Party concerned is aware and, if desired, suggesting suitable nominees for appointment as arbitrator, and a copy shall be furnished to the other Party who may, within seven days, submit written comments on the request to the Chairman with a copy to the Party who made the request.

18.4Venue and period for completion of arbitration

The arbitration shall be held in Johannesburg and the Parties shall endeavour to ensure that it is completed within 90 days after Notice requiring the claim to be referred to arbitration is given.

18.5Arbitration Act – rules

18.5.1The arbitration shall be governed by the Arbitration Act, 1965, or any replacement act and shall take place in accordance with the Commercial Arbitration Rules of AFSA.

18.5.2Any arbitration in terms of this clause 18 shall be conducted in camera and the Parties shall treat as confidential details of the dispute submitted to arbitration, the conduct of the arbitration proceedings and the outcome of the arbitration.

18.5.3The Parties agree that the written demand by a Party that the dispute or difference be submitted to arbitration, is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in terms of the Prescription Act 68 of 1969.

18.6Application to court for urgent interim relief

Nothing contained in this clause 18 shall prohibit a Party from approaching any court of competent jurisdiction for urgent interim relief pending determination of the dispute by arbitration.

19.BREACH

19.1Non-compliance

Subject to clause 14, if any Party commits any other breach of any other provision of this Agreement and remains in breach for 20 (twenty) days after written Notice to that Party requiring that Party to rectify that breach, the aggrieved Party shall be entitled (without derogating from any of its other rights or remedies under this Agreement or at law), at its option:

19.1.1to sue for immediate specific performance of any of the defaulting Party's obligations under this Agreement, whether or not such obligation is then due; or

19.1.2to terminate this Agreement, in which case written Notice of the termination shall be given to the defaulting Party, and the termination shall take effect on the giving of the Notice, provided that no Party shall be entitled to terminate this Agreement unless the breach is a material breach of a material term, and the remedy of specific performance or damages would not adequately prevent the aggrieved Party from being prejudiced, provided that this Agreement shall not be capable of being terminated after Completion, and in either event the aggrieved Party shall be entitled to claim any damages it has suffered.

19.2Effect of termination

If this Agreement is terminated, then each Party's further rights, obligations and liabilities under this Agreement shall cease immediately on termination, except for:

19.2.1each Party's accrued rights (including the right to claim any remedy for breach or non-performance), obligations and liabilities as at the date of termination; and

19.2.2each Party's continuing rights, obligations and liabilities under this clause 19.2 and clause 1 and 16 to 23 (all inclusive) and paragraph 2 of Part 3 of Schedule 1 and any other provision of this Agreement which is expressed to continue in force after termination or by necessary implication must continue after termination.

20.PAYMENTS

20.1In this Agreement, "Payment Account" means:

20.1.1if the relevant payment is to be made to the Seller, the following bank accounts:

Account Name:    Inseego Corp
Bank Name:    Wells Fargo Account Number:    4098155773
EIN:    81-3377646
Swift:    121000248;

20.1.2if the relevant payment is to be made to the Purchaser, the account of the Purchaser (or its nominee) notified to the Seller for this purpose not less than three Business Days before the date such payment is due.

20.2Any payment to be made to the Seller or the Purchaser under this Agreement shall be made in Rand by transfer of immediately available funds for same day value to the Payment Account.

20.3Where any payment is made in satisfaction of a liability arising under this Agreement it shall be an adjustment to the Purchase Consideration.

20.4If reasonably requested, the Purchaser shall provide to the Seller, as soon as reasonably practicable, any and all evidence of the origin of the funds used to meet its obligations to pay (or to procure the payment of) any amount under any Acquisition Document.

20.5Unless otherwise expressly provided in this Agreement, the Parties shall pay all amounts due to each other under this Agreement in full, without any set-off, counterclaim, deduction or withholding except to the extent required by Applicable Laws.

20.6Unless otherwise expressly provided in this Agreement, if any amount payable under this Agreement is not paid by the due date for payment, then interest shall also be paid on that amount from (and including) the due date for payment to (but excluding) the date it is paid at the Prime Rate, accruing on a daily basis, and compounded monthly.

21.GENERAL

21.1Entire Agreement

This Agreement contains all the provisions agreed on by the Parties with regard to the subject matter of the Agreement, and supersedes and novates in its entirety any previous understandings or agreements among the Parties in respect thereof; and the Parties waive the right to rely on any alleged provision not expressly contained in this Agreement.

21.2Assignment and successors

21.2.1The Purchaser shall be entitled to cede, assign, transfer or charge all or any of its benefits, rights or obligations under this Agreement, or grant, declare, create or dispose of any right or interest in this Agreement, to any member of the Purchaser Group ("Permitted Assignee"), without requiring the prior written consent of the Seller, provided that the Purchaser shall remain liable to the Seller for any failure by a Permitted Assignee to perform any of its obligations under this Agreement.

21.2.2Save for as set out in clause 21.2, no person shall assign, transfer, charge or otherwise deal with all or any of its benefits, rights or obligations under this Agreement, or grant, declare, create or dispose of any right or interest in this Agreement, without the prior written consent of the Seller and the Purchaser.

21.3Costs and expenses

21.3.1The securities transfer tax payable in respect of the transfer of the Sale Shares in terms of the Securities Transfers Tax Act, 2007, shall be paid by the Company, provided that the Purchaser shall pay such securities transfer tax paid by the Company to the Company within 10 Business Days after the date upon which the Company has paid such securities transfer tax to the South African Revenue Service and requested the Purchaser in writing to pay same to the Company. This provision constitutes a stipulation alteri for the benefit of the Company, which may be accepted by the Company at any time. The Purchaser shall pay and otherwise become liable for any other income, documentary, recording, stamp, sales, value added, goods and services, excise, transfer, gains or other applicable Taxes in respect of the sale of the Sale Shares.

21.3.2Unless otherwise expressly provided in this Agreement, each Party shall bear its own costs, charges and expenses incurred in relation to the preparation, negotiation, execution and implementation of this Agreement and the other Acquisition Documents.

21.3.3Any costs, including all legal costs on an attorney and own client basis and VAT, incurred by a Party arising out of or in connection with a breach by one of the other Parties shall be borne by the Party in breach.

21.4Variation

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of the Seller and the Purchaser.

21.5Waiver

Any waiver of any right or remedy under or in respect of this Agreement shall only be valid if it is in writing, and shall apply only to the person to whom it is addressed and in the specific circumstances for which it is given. Unless otherwise expressly provided in this Agreement, no right or remedy under or in respect of this Agreement shall be precluded, waived or impaired by:

21.5.1any failure to exercise or delay in exercising it;

21.5.2any single or partial exercise of it;

21.5.3any earlier waiver of it, whether in whole or in part; or

21.5.4any failure to exercise, delay in exercising, single or partial exercise of or earlier waiver of any other such right or remedy.

21.6Indulgences

The grant of any indulgence, extension of any time or relaxation of any provision by a Party under this Agreement (or under any other agreement or document issued or executed pursuant to this Agreement) shall not constitute a waiver of any right by the grantor or prevent or adversely affect the exercise by the grantor of any existing or future right of the grantor.

21.7Cumulative remedies

Unless otherwise expressly provided in this Agreement, the rights and remedies under this Agreement are in addition to, and do not exclude, any rights or remedies provided by law.

21.8Reasonableness

Each Party confirms that the Acquisition Documents have been individually negotiated and that it has received independent legal advice relating to all of the matters provided for in them (or dispensed with the necessity of obtaining such legal advice), and agrees that the provisions of each Acquisition Document are fair and reasonable and binding on it.

21.9Good faith and general cooperation

21.9.1The Parties shall at all times act in good faith towards each other and shall not bring any of the other Parties into disrepute.

21.9.2The Parties shall co-operate with each other and execute and deliver to the other Parties such other instruments and documents and take such other actions as may be necessary or reasonably requested from time to time in order to carry out, evidence and confirm their rights and the intended purpose of this Agreement.

21.10Stipulatio alteri

Save as otherwise expressly provided in this Agreement, no provision of this Agreement constitutes a stipulation for the benefit of a third person (i.e. a stipulatio alteri) which, if accepted by the person, would bind any Party in favour of that person.

21.11Signature

21.11.1This Agreement is signed by the Parties on the dates and at the places indicated below.

21.11.2This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.

21.11.3The persons signing this Agreement in a representative capacity warrant their authority to do so.

21.11.4The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial the pages of this Agreement and/or have its signature of this Agreement verified by a witness.

22.NOTICES

22.1Form and method of giving Notice

All Notices shall be in writing in English, sent to the relevant Party at the physical or email address and for the attention of the person specified in clause 22.2, and delivered:

22.1.1by hand or by courier (using an internationally recognised courier company); or

22.1.2by email.

22.2Notices and domicilia

The physical and email addresses and relevant contacts of the Parties for the purposes of clause 22.1 are:

Seller:
For the attention of:    Craig Foster, Chief Financial Officer Address:    Inseego Corp.
9710 Scranton Road, Suite 200 San Diego, CA 92121
Email:    craig.foster@inseego.com

With a copy to:

For the attention of:    Larry W. Nishnick Address:    DLA Piper US LLP
4365 Executive Drive, Suite 1100 San Diego, CA 92121
Email:    larry.nishnick@dlapiper.com

For the attention of: Johannes Gouws Address:    6th Floor
61 Katherine Street
Sandton 2196 Johannesburg South Africa

Email:    Johannes.Gouws@dlapiper.com

Purchaser:
For the attention of:    Brandon Doyle
Address:    3rd floor, 30 Jellicoe Avenue, Rosebank, South Africa
Email:    brandond@convergencepartners.com

With a copy to:    legal@convergencepartners.com,

or, in each case, such other address as a Party may notify to the others for this purpose in accordance with this clause 22.2. Notice of any change shall be effective five Business Days after the date on which it is deemed to have been given in accordance with this clause 22.2, or such later date as may be specified in the Notice.

22.3Time Notice is given

Any Notice which has been delivered in accordance with clause 22.1 shall be deemed to have been given:

22.3.1if delivered by hand, by courier or by post, at the time of delivery at the relevant address; or

22.3.2if sent by email, at the time the email is sent, provided that no automated message is received stating that the email has not been delivered.

However, if any Notice would be deemed to have been given after 5.00 pm on a Business Day and before 9.00 am on the next Business Day, such Notice shall be deemed to have been given at 9.00 am on the second of such Business Days.

23.GOVERNING LAW

Subject to clause 18:

23.1this Agreement and any Dispute are governed by and shall be construed in accordance with the laws of the Republic of South Africa; ad

23.2each Party irrevocably agrees that the courts of the Republic of South Africa shall have exclusive jurisdiction to settle any Dispute.

Signed for and on behalf of
INSEEGO CORP. on 24 February 2021 by:    Signature    /s/ Craig L. Foster

Name (block capitals)    Craig L. Foster
Director/authorised signatory

Signed for and on behalf of
MAIN STREET 1816 PROPRIETARY LIMITED (IN THE PROCESS OF BEING RENAMED CONVERGENCE CTSA PROPRIETARY LIMITED) on 24 February 2021 by:
    Signature    /s/ Brandon Doyle

Name (block capitals)    Brandon Doyle
Director/authorised signatory

SCHEDULE 1: WARRANTED INFORMATION

Part 1: The Company

Company name:	Ctrack Africa Holdings Proprietary Limited
Registration number:	2021/327542/07
Date of incorporation:	January 15, 2021
Place of incorporation:	South Africa
Registered/principal office:	Route 21 Corporate Office Park, Regency Office Park, No. 9 Regency Drive, Irene, Ext 30. Centurion, 0046
Issued shares	Type of share:	Number of shares:
	Ordinary	1 (100%)

Part 2: The Subsidiaries

Company name:	C-Track (SA) Proprietary Limited
Registration number:	1997/016952/07
Date of incorporation:	8 October 1997
Place of incorporation:	South Africa
Registered/principal office:	Regency Office Park, 9 Regency Drive, Route 21 Corporate Park, Irene, 0046
Issued shares	Type of share:	Number of shares:
	Ordinary	1,000 (100%)
Minority Shareholders	None

Company name:	Digicore Electronics Proprietary Limited
Registration number:	1969/012759/07
Date of incorporation:	21 August 1969
Place of incorporation:	South Africa
Registered/principal office:	Regency Office Park, 9 Regency Drive, Route 21 Corporate Park, Irene, 0046
Issued shares	Type of share:	Number of shares:
	Ordinary	200
Minority Shareholders	None

Company name:	Ctrack Fleet Management Solutions Proprietary Limited
Registration number:	2000/023671/07
Date of incorporation:	15 September 2000
Place of incorporation:	South Africa
Registered/principal office:	Regency Office Park, 9 Regency Drive, Route 21 Corporate Park, Irene, 0046

Issued shares	Type of share:	Number of shares:
	Ordinary	1,000 (100%)
Minority Shareholders	None

Company name:	Fleet Connect Proprietary Limited
Registration number:	2006/028973/07
Date of incorporation:	15 September 2006
Place of incorporation:	South Africa
Registered/principal office:	Regency Office Park, 9 Regency Drive, Route 21 Corporate Park, Irene, 0046
Issued shares	Type of share:	Number of shares:
	Ordinary	250 (100%)
Minority Shareholders	None

Company name:	Ctrack Mzansi Proprietary Limited
Registration number:	2000/025730/07
Date of incorporation:	10 October 2000
Place of incorporation:	South Africa
Registered/principal office:	Regency Office Park, 9 Regency Drive, Route 21 Corporate Park, Irene, 0046
Issued shares	Type of share:	Number of shares:
	Ordinary	100 (100%)
Minority Shareholders	None

Company name:	Digicore Technology Proprietary Limited
Registration number:	1996/007067/07
Date of incorporation:	6 May 1996
Place of incorporation:	South Africa
Registered/principal office:	Regency Office Park, 9 Regency Drive, Route 21 Corporate Park, Irene, 0046
Issued shares	Type of share:	Number of shares:
	Ordinary	100 (100%)
Minority Shareholders	None

Company name:	Digicore Brands Proprietary Limited
Registration number:	2000/021575/07
Date of incorporation:	25 August 2000
Place of incorporation:	South Africa
Registered/principal office:	Regency Office Park, 9 Regency Drive, Route 21 Corporate Park, Irene, 0046
Issued shares	Type of share:	Number of shares:
	Ordinary	100 (100%)
Minority Shareholders	None

Part 3: General Warranties

1.Title Warranties

1.1The Seller is the sole legal and beneficial owner of the Sale Shares and the Sale Claims.

1.2Except for any Encumbrance which is to be discharged on Completion, there is no Encumbrance affecting any of the Sale Shares or the Sale Claims, nor any agreement to create any such Encumbrance.

2.Capacity and Authority Warranties

2.1As at the Signature Date and the Completion Date, the Seller has the legal right, full power and authority and all necessary consents and authorisations to enter into and perform its obligations under this Agreement and each other Acquisition Document to which it is or will be party on the applicable date.

2.2This Agreement and each other Acquisition Document to which the Seller is or will be party constitutes, or will when executed constitute, legal, valid and binding obligations on it and will be enforceable in accordance with their respective terms.

2.3There are no agreements (including articles of association, by-laws or other constitutional documents), arrangements, judgments or any other restrictions of any kind that prohibit or restrict the Seller's ability to enter into and to perform its obligations under this Agreement and each other Acquisition Document to which it is or will be party.

3.Restructuring

As at the Completion Date, the Group is structured as set out in Schedule 4.

4.The Sale Shares

4.1The Sale Shares constitute the whole of the issued share capital of the Company. The Sale Shares have been properly issued and are fully paid up.

4.2There is no agreement or commitment to give or create any Encumbrance on or over the Sale Shares and no person has made any claim to be entitled to any right over or affecting the Sale Shares.

4.3There is no litigation, arbitration, prosecution, administrative or other legal proceedings or dispute in existence against the Seller in relation to any of the Sale Shares or in relation to the Seller's entitlement to dispose of any of the Sale Shares.

5.The Group Companies

5.1Each Group Company is a company duly incorporated and registered under the law of its jurisdiction of incorporation. Each Group Company has all necessary corporate power and authority to own, lease and operate its assets and to carry on the Business as carried on as at the Signature Date and the Completion Date.

5.2The information set out in Parts 1 and 2 of Schedule 1 relating to the Group is true, accurate and complete in all respects.

5.3All the issued shares (or other securities) in each Subsidiary are legally and beneficially owned by the Company or another Group Company and have been properly issued and are fully paid up. There is no Encumbrance affecting any of the shares (or other securities) in the Subsidiaries, nor any agreement to create any such Encumbrance.

5.4No person has any right (whether contingent or otherwise) to require any Group Company to:

5.4.1allot, or grant rights to subscribe for, shares in any Group Company; or

5.4.2convert any existing securities into, or to issue securities that have rights to convert into, shares in any Group Company.

5.5No person (other than the Seller) is entitled to participate or share in the income or the profits of any Group Company or to any payment of any kind (whether by way of commission or otherwise) calculated with reference to the profits or income of any Group Company.

6.Interests in other companies, etc

6.1No Group Company is the legal or beneficial owner of, or has agreed to acquire, any shares, securities or other interests in any company (other than another Group Company).

6.2No Group Company is, or has agreed to become, a member of any partnership, joint venture or consortium (other than recognised trade associations).

7.Constitutional and corporate documents

7.1The Due Diligence Information contains a copy of the most recent constitutional documents of each Group Company.

7.2The registers and minute books required to be maintained by each Group Company under the law of its jurisdiction of incorporation are in its possession or under its control and are up to date in all material respects. No Group Company has received written notice that any of them should be rectified.

7.3In the last three years, each Group Company has delivered the documents required by law to be delivered to the company registry in its jurisdiction of incorporation, and such documents (other than any accounts) were correct in all material respects when delivered.

8.Insolvency

8.1No Group Company is insolvent under the law of its jurisdiction of incorporation, and it is not unable to pay its debts as they fall due, nor has it stopped paying its debts as they fall due.

8.2No arrangement or compromise has been made by the Seller or any Group Company with its creditors.

8.3No liquidator, provisional liquidator, administrator, receiver, administrative receiver or similar officer has been appointed in relation to the Seller or any Group Company or any of their assets nor has any application or notice of intention to appoint any such person been made.

8.4No resolution has been passed, proceedings commenced or order made for the winding-up or any other reorganisation or restructuring of the Seller or any Group Company.

8.5No board of directors of any Group Company has, pursuant to section 129(7) of the Companies Act, issued any written notice to the effect that there are reasonable grounds to believe that the relevant Group Company (pursuant to section 129(7) of the Companies Act) is financially distressed and no board of directors of any Group Company has adopted a resolution to take steps to voluntarily begin business rescue proceedings.

9.Accounts

9.1As at the date that they were prepared, the 2019 Accounts were prepared in accordance with Applicable Laws and IFRS and otherwise on a basis substantially consistent with the statutory annual accounts of the relevant Group Company and with the consolidated financial statements of Ctrack Holdings Proprietary Limited for the previous two financial years.

9.2As at the date that they were prepared, and to the extent that the 2020 Accounts have been delivered in terms of clause 3.1.4, the 2020 Accounts were prepared in accordance with Applicable Laws and IFRS and otherwise on a basis substantially consistent with the statutory annual accounts of the relevant Group Company and with the consolidated financial statements of Ctrack Holdings Proprietary Limited for the previous two financial years.

9.3As at the date that they were prepared, the 2019 Accounts give a true and fair view of the state of affairs of the relevant Group Company as a whole as at December 31, 2019.

9.4As at the date that they were prepared, to the extent that the 2020 Accounts have been delivered in terms of clause 3.1.4, the 2020 Accounts give a true and fair view of the state of affairs of the relevant Group Company as a whole as at December 31, 2020.

9.5As at the date that they were prepared, the Management Accounts:

9.5.1were prepared in accordance with Applicable Laws and IFRS and otherwise on a basis substantially consistent with the management accounts of the relevant Group Company and with the management accounts of Ctrack Holdings Proprietary Limited for the previous two financial years; and

9.5.2give a reasonably accurate view of the state of affairs of the relevant Group Company as a whole as at December 31, 2020;

9.6To the extent that the 2020 Accounts have been delivered in terms of clause 3.1.4, the Management Accounts will not (as at the Signature Date) and do not (as at the Completion Date) materially differ from the 2020 Accounts.

9.7All adjustments made to the Management Accounts to calculate the ‘pro-forma adjusted EBITDA’ of the Group are valid, accurate and complete.

9.8The information and documentation received by the Purchaser from the Seller or any Group Company (or their respective advisors, as applicable) prior to the Completion Date, required to prepare the Closing Accounts and the Closing Statement, give a true, accurate and fair view of the state of affairs of the each relevant Group Company as a whole, as at the Completion Date.

10.Events since December 31, 2020

Since December 31, 2020 and up to the Signature Date, no Group Company has:

10.1.1resolved to change its name or to alter its memorandum of incorporation or other constitutional documents;

10.1.2allotted or issued or agreed to allot or issue any shares or any securities or granted or agreed to grant any right which confers on the holder any right to acquire any shares or other securities;

10.1.3declared, paid or made any dividend or other distribution;

10.1.4repaid, redenominated, redeemed or purchased any of its share capital or loan capital or agreed to do so;

10.1.5reduced or in any other way changed its share capital;

10.1.6resolved to be voluntarily wound up or taken any action to be deregistered;

10.1.7otherwise than in the ordinary course of business, passed any board or shareholder resolution or obtained or sought to obtain any consent from any of its members or shareholders;

10.1.8otherwise than in the ordinary course of business made, or agreed to make, any change (including any change by the incorporation, acquisition or disposal of a subsidiary or a business or assets in any case for a consideration representing open market value) in the nature or extent of its business;

10.1.9created, or agreed to create, any Encumbrance over its business, undertaking or over any of its assets other than the creation of Permitted Encumbrances;

10.1.10appointed new auditors;

10.1.11made any change in its accounting reference period, other than where required to do so by applicable law or by a change in accounting standards; or

10.1.12made any change in its accounting policies or practices, other than where required to do so by applicable law or by a change in accounting standards.

11.Financial records

So far as the Seller is aware, each Group Company's accounting and other financial records are in its possession or under its control.

12.Business and Assets

For the purposes of this paragraph 12 only, a "material asset" means an asset (other than any IP or immovable properties contemplated in paragraph 14) with a book value in the 2020 Accounts and/or the Management Accounts of, or one acquired since then at a purchase price of, more than R1,500,000.

12.1Each Group Company owns all material assets, free from any Encumbrance, other than those:

12.1.1disposed of in the ordinary course of business;

12.1.2subject to hire purchase or finance lease agreements; or

12.1.3acquired subject to retention of title clauses.

12.2All assets are in the possession of or under the control of the Group (save where held by a third party in the ordinary course of business).

13.Debtors; Indebtedness and Guarantees

13.1Excluding any amounts arising as between Group Companies, so far as the Seller is aware, no Group Company is owed any sums other than trade receivables incurred in the ordinary course of business.

13.2Except as Fairly Disclosed or provided for in the 2020 Accounts and/or the Management Accounts no Group Company has any outstanding indebtedness or loans to third parties which have arisen otherwise than in the normal course of business.

13.3At the Completion Date, no outstanding indebtedness is owing by any Group Company to any member of the Seller Group on any account whatsoever, or by any member of the Seller Group to any Group Company.

13.4There is no agreement or obligation to provide and there is not outstanding any guarantee given by any member of the Group for the benefit of any third party (including any member of the Seller Group) in respect of an obligation owed by a member of the Seller Group.

14.Immovable property and lease agreements

14.1The Group owns the following immovable properties:

14.1.1sections 1,2, 11 and 12, described in sectional plan (SS1031/2008) in the scheme knowns as the Regency Office Park, situated on erf 921, Irene Ext. 30, Gauteng;

14.1.2portion 35 ( a portion of portion 1) of the Farm Mellish 205, Cape Road, Western Cape,

(collectively, "Immovable Properties").

14.2The Group is a counterparty to the following valid and binding lease agreements:

14.2.1"Office Service Agreement" with Regus Management Group Proprietary Limited, dated May 12, 2016, in respect of the premises located at 1st Floor, Harbour View Building, Oakworth Road, Humewood, Port Elizabeth;

14.2.2"Agreement of Lease" with Boukrag Proprietary Limited, dated July 14, 2016, in respect of the premises located at 8 Stinkhout Crescent, Nelspruit;

14.2.3"Agreement of Lease" with NAD Property Income Fund Proprietary Limited, dated 4 July 2018, in respect of the premises located at Warehouse R1A, 2180 Theron Street, Lyttelton Manor Ext 8, Pretoria, Gauteng, as amended on May 26, 2020;

14.2.4"Renewal of Lease" with Basfour 2639 Proprietary Limited, dated March 23, 2020, in respect of the premises located at 15 Trotter Road, Pinetown, KwaZulu-Natal;

14.2.5"Agreement of Lease" with GIFLO Properties Proprietary Limited, dated May 22, 2018, in respect of the premises located at Block B, Route 21 Corporate Park, Regency Office Park, 9 Regency Drive, Irene, Gauteng;

14.2.6"Agreement of Lease" with Yazbek & Son, dated October 19, 2015, in respect of the premises located at Shop No 7, Portion 1 of erf 125, Adamayview, Klerksdorp, North West;

14.2.7agreement with County Fair Foods Proprietary Limited concluded during 2000, in respect of the premises located at erf 12600, Pacaltsdorp, Industria, George, Western Cape;

14.2.8"Renewal of Agreement of Lease" with Waldeno Beleggings CC, concluded during 2014, in respect of the premises located at 21 Pat Mullions Street, Hamilton, Bloemfontein, Free State, as amended on February 19, 2020;

14.2.9"Memorandum of Agreement" with Maralton CC, dated 1 February 1999, in respect of the premises located at 55 Columbine Road, Avoca, Durban, KwaZulu-Natal,

(collectively, "Leased Properties").

14.3The Immovable Properties and the Leased Properties are the only properties used in connection with the Business and the Group Companies do not require the use or occupation of any other building or premises for purposes of conducting the Business.

14.4There are no rates and taxes and all other applicable utility charges in respect of the Immovable Properties or the Leased Properties which are overdue for a period exceeding 30 days.

14.5So far as the Seller is aware, there are no material disputes or proceedings relating to the Immovable Properties and Leased Properties or its use which are likely to prevent or significantly impede the Group Companies from carrying on the Business in all material respects as currently conducted at the Immovable Properties and Leased Properties.

14.6The use and occupation of the Immovable Properties and Leased Properties for purposes of conducting the Business is lawful and permitted.

15.Product liability/service liabilities

15.1The Due Diligence Information contains full details of all material customer complaints, claims or returns made in relation to the Business in the 12 (twelve) months preceding the Signature Date.

15.2Neither the Seller nor any member of the Seller Group has, in the course of carrying on the Business, manufactured, sold, supplied or provided any goods or services, and in the 12 (twelve) months preceding the Signature Date, there are no goods in stock or in the course of design or production or services part provided, which:

15.2.1are, in a material respect, dangerous, injurious, defective;

15.2.2do not comply with: (i) any specifications or terms of sale agreed with customers in respect of them; or (ii) terms of supply agreed with clients in respect of them; or

15.2.3do not comply in with all Applicable Laws in force or applicable when the goods or services were sold, supplied or provided.

15.3Neither the Seller nor any member of the Seller Group has supplied goods and/or provided services in the 12 (twelve) months preceding the Signature Date on terms that it accepts an obligation outside a breach scenario to service, repair, maintain, take back, make good in respect of goods supplied and/or services provided after delivery.

16.Insurance

16.1The Due Diligence Information contains summary details of the insurance policies (the "Policies" or "Policy" as the case may be) maintained by or on behalf of any Group Company.

16.2The premiums due in respect of all Policies have been paid.

16.3The Due Diligence Information contains details of all insurance claims in excess of R1,000,000 made by any Group Company in the last 24 months.

16.4Each Group Company has at all material times been, and is at the Signature Date and the Completion Date, insured against accident, damage, injury, third party Loss (including product liability), credit risk, Loss of profits and all other risks to which a person operating the types of business operated by a Group Company is normally exposed, for amounts which accord with sound business practice for a period terminating not earlier than 30 (thirty) days after Completion, and all premiums due in respect of such Policies have been paid, and all conditions to which the liability of the insurers under any such Policies is subject have been complied with, and so far as the Seller is aware there is no special circumstance which might lead to any liability under such insurance being avoided by the insurers or the premiums being increased and there is no claim outstanding under any such Policy.

16.5Each of the Policies is valid and enforceable and is not void or voidable and no Group Company has done anything or omitted to do anything which might: (i) make any of the Policies void or voidable; or (ii) prejudice the ability to effect insurance on the same or better terms in the future.

16.6No insurer under any of the Policies has disputed in writing the validity of any of the Policies on any grounds or, so far as each Seller is aware, given any written indication that they intend to dispute the validity of any of the Policies on any grounds.

17.IP

17.1A Group Company is the sole legal and beneficial owner of or is entitled to use the Group IP, subject to the provisions of the Transitional Services Agreement.

17.2All Group IP owned by a Group Company, the Domain Names and the Trademarks are valid, subsisting and enforceable, nothing has been done or omitted to be done by which any of the Group IP owned by a Group Company, the Domain Names and/or the Trademarks may cease to be valid or enforceable and, where such Group IP, Domain Names and/or Trademarks have been registered, that Group IP owned by a Group Company, Domain Name and/or Trademark has been registered by the relevant Group Company with a Group Company as the applicant or registered proprietor, with all renewal, registration and maintenance fees and Taxes due having been paid in full and on time and all other steps required for maintenance and protection of such Group IP, Domain Names and Trademarks having been taken.

17.3The Due Diligence Information contains details of all of the material Group IP, Domains Names and Trademarks which are registered, or the subject of an application to register it, in the name of any Group Company.

17.4All unregistered Group IP (including any source code, specifications, component lists, instructions, manuals, brochures, catalogues and process descriptions) owned by a Group Company has been documented in a reasonably sufficient manner that would enable a person with the requisite skill to independently understand, analyse, use and interpret the same. These copies are all securely stored by the relevant Group Company and are only accessible by authorised personnel of such Group Company.

17.5All assignments to the Company and/or a Group Company in respect of any Group IP owned by a Group Company are in writing and duly executed and, prior to the assignment, the assignor was the sole legal and beneficial owner of, and owned all the rights and interests in, the Group IP assigned to the Company and/or a Group Company.

17.6Other than in the normal course of the Business, neither the Seller (nor its Affiliates), nor any Group Company has granted or is obliged to grant any license, assignment, Encumbrance, consent, undertaking or other right in respect of any Group IP or agreed to any restriction on use or any disclosure obligation or entered into any co-existence agreement in respect of the Group IP.

17.7The Group IP licensed to the Group Companies by third parties and the Group Companies' ownership of the Group IP owned by a Group Company will not be adversely affected by the entering into of this Agreement.

17.8So far as the Seller (and, to the Seller’s knowledge, its Affiliates) is aware, in the last three years, none of the Group IP owned by a Group Company, the Domains Names, the Trademarks, or any of the Licensed Seller IP has been (or is currently being), infringed, misappropriated, misused, violated, or otherwise used in an unauthorised manner (or would be infringed, misused, violated or otherwise used without authorisation if valid), by a third party, and as far as the Seller (and, to the Seller’s knowledge, its Affiliates) is aware, no third party has threatened any such infringement, misuse, violation or other unauthorised use and nor is it the subject of any claim for ownership or compensation by any third party or any criminal investigation or prosecution in relation thereto.

17.9No Group IP owned by a Group Company, the Domain Names, the Trademarks or Licensed Seller IP infringes, misappropriates, misuses, violates or otherwise uses without authorisation, or in each case is likely, suspected or alleged to do so, any IP rights of any other person (or would not do so if the same were valid) or give rise to a liability to pay compensation.

17.10No licence for any Group IP licenses to a Group Company is currently being, or has at any time been, breached by a Group Company or the Seller or its Affiliates, no circumstances exist that would give rise to any breach of any licence for such Group IP or to any such licence being terminated, suspended, varied or revoked without the relevant Group Company's consent, and the licences for any such Group IP will not be materially adversely affected by the entering into of the Agreement.

17.11All IP licensed or transferred under any of the Acquisition Documents have been validly licensed or transferred to the Group Companies under the Restructure or the Acquisition Documents.

17.12As at the Completion Date, the Group Companies beneficially own or have licences to use all of the IP used by the Group in the conduct of the Business as it has been conducted in the 12 (twelve) months prior to the Signature Date, subject to the third party license requirements contemplated in the Transitional Services Agreement and the License Agreement.

17.13The Group IP owned by a Group Company and the Licensed Seller IP constitutes all of the IP rights used by every Group Company to operate the Business as it has been operated in the 12 (twelve) months prior to the Signature Date, subject to the third party license requirements contemplated in the Transitional Services Agreement and the License Agreement.

17.14None of the Group IP owned by a Group Company has been developed with the support or use of any public funds or resources, facilities or resources of a university, college, other educational institution, public research centre or any other third party for which the assignment, transfer or grant of any licence would require the approval of the National Intellectual Property Management Office of South Africa or any other government or regulatory body anywhere in the world.

17.15The Seller (and, to the Seller’s knowledge, its Affiliates) has not included or used any open- source software or any libraries or code licensed from time to time under the General Public Licence (as those terms are defined by the Open Source Initiative or the Free Software Foundation) in the Licensed Seller IP that is the subject of the License Agreement and such Licensed Seller IP does not operate in such a way that it is compiled with or linked to any open- source software or any libraries or code licensed from time to time under the General Public Licence, and no such software has been used in the Group IP owned by a Group Company.

18.Trademarks and Domain Names

18.1The Domain Names are all the domain names used by the Group Companies in the conduct of the Business at the Completion Date, a Group Company is the current registrant and user of the Domain Names, has the right, power and authority to transfer such Domain Names (as applicable) and has not sold, transferred, licensed, charged or otherwise encumbered the Domain Names, or allowed the Domain Names to be used by any third party.

18.2The Trademarks are all of the trademarks used by the Group Companies in the conduct of the Business at the Completion Date and the Trademarks are owned by a Group Company and are duly recorded in the relevant trademarks register.

18.3Neither the Seller nor any Group Company has given permission to any third party to use any Trademarks.

18.4Neither the Seller nor any Group Company is aware of any use by any third party of any Trademarks or any mark similar to it in connection with the purpose for which the Seller and/or any Group Company have used any of the Trademarks or secured its registration.

18.5No Group Company has made any assignment or purported assignment of the same or similar marks used in relation to the same or similar services in respect of which any of the Trademarks have been registered;

18.6There are no circumstances known to the Seller or any Group Company arising out of the Trademark Agreement or any earlier assignment which may result in the use of any of the Trademarks being liable to mislead the public.

19.Trade Name

19.1A Group Company is the owner of all goodwill and other IP relating to its trading name and trading style.

19.2So far as the Seller is aware, no person is entitled to an order requiring a Group Company to change its trading style or the name under which it trades.

19.3No person has any written claim of any nature whatsoever against a Group Company arising out of the use of its name or any trade or brand name or logo.

20.Information Technology

20.1The IT Systems are sufficient to enable the Group Companies to continue operating the Business substantially in the manner as it has been conducted up to Completion, there has been no material failure or disruption to the IT Systems that have had a material adverse effect on any Group Company or its customers, and adequate security arrangements are in force in relation to the IT Systems to protect them from any unauthorised access (whether logically or physically).

20.2So far as the Seller is aware, no part of the IT Systems is or has been infected by any computer viruses, worms, software bombs, Trojan horses, malware, spyware or similar items; and so far as the Seller is aware, no person has had unauthorised access to the IT Systems or any data stored on them. The Group Companies operate a documented procedure in relation to their business, the intention of which is to avoid such infections and unauthorised access.

21.Contracts

21.1Schedule 3 contains all material contracts entered into by any Group Company that require consents from or notifications to the applicable counterparties.

21.2No Group Company is a party to or subject to any agreement which: (i) is not in the normal, ordinary and regular course of business; (ii) is not on an arm's length basis or is on terms which are not normal having regard to the nature of the Business; and (iii) materially restricts its freedom to carry on the Business.

21.3The Seller has made available to the Purchaser in the Due Diligence Information copies of all Material Contracts, which copies are, in all respects, true and complete copies of such contracts and reflect any written amendments which may have been agreed in respect thereof.

21.4All of the Material Contracts are in full force and effect according to their terms, no Group Company has received a written notice of any breach or default of a term of a Material Contract and, so far as the Sellers are aware, the relevant Group Company is not in breach or default of any of those terms, and none of the terms of those contracts have been waived in writing by either party.

21.5As far as the Seller is aware, each Group Company has complied with all terms of each Material Contract to which it is a party.

21.6No Group Company has received any form of written notice from any counterparty to any a Material Contract that it is in material breach of any of or has repudiated its material obligations under any such agreement (being a breach that would have a material adverse effect on the Group Companies taken as a whole).

21.7No Group Company has received any form of written notice from any counterparty to a Material Contract that it intends to terminate it and, so far as the Seller is aware, no counterparty to a Material Contract has threatened or otherwise evinced an intention to cancel any Material Contract.

21.8No Group Company has given any power of attorney or other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or to do anything on its behalf.

22.Licences and Applicable Laws

22.1Each Group Company has all material licences, registrations, consents, permits and authorisations that are material to the Group Companies taken as a whole ("Licences").

22.2So far as the Seller is aware, each Group Company has complied in all material respects with Applicable Laws.

22.3In the last three years, no Group Company has received formal written notice from any Authority that it is in material breach of any Licence (which breach remains outstanding at the date of this agreement).

22.4No Group Company has been notified in writing that any investigation or enquiry in respect of its affairs is being or has been conducted by any government or regulatory body that would have an adverse effect on the relevant Group Company and, so far as the Seller is aware, there are no circumstances which currently exist and are likely to give rise to any such investigation or enquiry.

23.Employees and terms of employment

23.1The employees of each Group Company comprise sufficiently competent and trained persons to continue the operations of the Business.

23.2The Due Diligence Information contains employment contracts of all Senior Employees, all of which are valid, binding and enforceable in accordance with their terms.

23.3So far as the Seller is aware, no employee of any Group Company has tendered his or her resignation as a result of the transaction contemplated in this Agreement.

23.4No Group Company has issued written notification to terminate the employment or provision of services of any key employee (being a Senior Employee, or any other employee that is an executive director, senior manager or responsible for significant sales or turnover or is, in any other manner, of material importance to the Group).

23.5No Group Company is under any obligation to make any material change in the basis of remuneration or other benefits paid or provided to any of its employees.

23.6Each Group Company has paid or accrued all amounts due to be paid over by them to its employees and, in addition, has paid over or accrued all amounts due to be paid over by them in respect of any employee benefit schemes of which any of its employees are members (including any pension or provident fund).

23.7There are no outstanding arrears of salary, wages, annual leave pay or other remuneration, amounts or claims due to any Group Company's directors, senior executives, consultants, Senior Employees or any other employees. To the extent that any additional payment in the form of a bonus, stock option, incentive payment (or similar) is required to be made by the Seller, a member of the Seller Group and/or any Group Company to any employee, director or Senior Employee, such amounts have been fully and finally settled in accordance with the terms and conditions pursuant to which such obligation to make payment arises.

23.8All contributions and levies required to be paid by each Group Company in terms of Applicable Laws have been paid as and when such amounts fall due for payments.

23.9No Group Company is involved in any dispute with any of its employees.

23.10So far as the Seller is aware, no gratuitous payment has been made or promised by any Group Company in connection with the actual or proposed termination, breach, suspension or variation of any employment or engagement of any present or former director, officer or employee of that Group Company.

23.11No director, officer or employee of a Group Company is entitled to receive any payment or right or benefit from any Group Company or the Seller Group arising out of or in connection with either this Agreement or Completion.

23.12No employee, officer, director (whether executive or non-executive), consultant, agent or other representative of any Group Company or the Seller (nor, to the Seller’s knowledge, its Affiliates) or any individual who has formerly held one of these positions, nor, has any right to claim ownership or any other right in respect of any Group IP created or authored by such individual, and all necessary assignments, settlements and compromise agreements (including irrevocable waiver of all moral rights) relating to the transfer or assignment of any such Group IP by any of the aforementioned individuals have been executed and are valid and enforceable, except for such assignment precluded by Applicable Laws.

24.Collective agreements, etc

The Due Diligence Information contains details of all agreements or arrangements entered into by any Group Company with, or recognising, any trade union, works council, staff association or other body representing any of its employees.

25.Competition

25.1The Business has not been party to or involved in any agreement, understanding, arrangement, concerted practice or conduct which (in whole or part) may infringe or has infringed any competition Applicable Laws.

25.2Neither the Seller nor any member of the Seller Group has, in the 3 (three) years preceding the Signature Date, been party to or involved in any agreement, understanding, arrangement, concerted practice or conduct directly or indirectly affecting the Business which (in whole or in part) may infringe or has infringed any competition Applicable Laws.

25.3Neither the Business nor the Seller nor any member of the Seller Group in connection with any matter directly or indirectly affecting the Business have, in the 3 (three) years preceding the Signature Date:

25.3.1received any written or verbal complaint or threat to complain under, or by reference to any alleged infringement of, any competition Applicable Laws from any person; or

25.3.2been party to any proceedings in which any competition Applicable Laws were pleaded or relied on.

25.4Neither the Business nor the Seller nor any member of the Seller Group are, in relation to the Business, subject to any existing or pending act, decision, guidance, order, regulation or other instrument made by any Competition Authority having jurisdiction under competition Applicable Laws which directly or indirectly affects the Business.

26.Litigation

26.1So far as the Seller is aware, no Group Company is involved in any civil, criminal or arbitration proceedings that are likely to have a material adverse effect on the Group Companies taken as a whole ("Litigation").

26.2So far as the Seller is aware, there is no Litigation pending or threatened by or against any Group Company, and there are no circumstances likely to give rise to any such Litigation.

27.Judgments, etc.

So far as the Seller is aware, there is no outstanding judgment, order, ruling or decision by any Authority against any Group Company which is likely to have a material adverse effect on the Group Companies taken as a whole.

28.Tax compliance

28.1For the past four financial years, running from 1 January to 31 December of each year, each Group Company has:

28.1.1submitted all relevant Tax returns to the relevant Tax Authorities by the requisite dates; and

28.1.2discharged its liability to make any payment of Tax (including provisional tax) which has fallen due;

28.1.3properly made all deductions and withholdings on account of Tax required to be made in respect of any payment made or benefit provided before the date of this agreement, and has to the extent required by law in its jurisdiction of incorporation properly accounted for all such deductions and withholdings; and

28.1.4maintained, and has in its possession or under its control, all records and documentation that it is required to maintain for the purposes of any Tax;

28.1.5conducted all contracts and dealings with various custom agents in accordance with the Applicable Laws;

28.1.6for purposes of VAT, has complied in all material respects with the terms of VAT legislation, including any VAT related applications that need to be disclosed, under any voluntary disclosure programme, to any Tax Authority have been disclosed;

28.2Any intra group management fees paid or payable by the Group for any period prior to the Completion Date are fully tax deductible from any corporate income tax.

28.3In the three years immediately preceding the Completion Date, no Group Company has been subject to any investigation or non-routine audit or visit by any Tax Authority, and no Tax Authority has indicated that it intends to make such an investigation or non-routine audit or visit.

28.4No Group Company is in breach of any material Applicable Law relating to Tax.

29.Disclosure

So far as the Seller is aware, all information and documentation disclosed during the course of the Due Diligence has been Fairly Disclosed and is substantially complete and accurate in all material respects.

30.Interim Period Undertakings

During the Interim Period, the Company did not enter into, amend or terminate any agreement or arrangement with the Seller Group, other than (i) in the ordinary course of business on arm's length terms, or (ii) as may be required in order to comply with clause 10.3, or (iii) with the written consent of the Purchaser.

Part 4: Uninsured Warranties

Digicore Brands Proprietary Limited and Digicore Technology Proprietary Limited

1.In addition to (and without derogating from) the specific Warranties listed under the “General” section below, the Parties agree that all other Warranties under Part 3 of Schedule 1 shall be deemed to be Uninsured Warranties in relation to Digicore Brands Proprietary Limited and Digicore Technology Proprietary Limited and, accordingly, the Seller shall be liable for any Claim relating to a breach of such Uninsured Warranties in accordance with clause 6.

2.If, following fulfilment of the Suspensive Condition under clause 3.1.2, the insurer agrees to cover any of the Uninsured Warranties as applied to Digicore Brands Proprietary Limited and Digicore Technology Proprietary Limited under the Insurance Policy, the Purchaser shall then be required to pursue any Claim in this regard against the Insurance Policy.

General

The following specific Warranties have been explicitly excluded from the ambit of the Insurance Policy:

3.Restructuring

As at the Completion Date, the Group is structured as set out in Schedule 4.

9.    Accounts

9.4to the extent that the 2020 Accounts have been delivered in terms of clause 3.1.4, the Management Accounts will not (as at the Signature Date) and do not (as at the Completion Date) materially differ from the 2020 Accounts.

9.5All adjustments made to the Management Accounts to calculate the ‘pro-forma adjusted EBITDA’ of the Group are valid, accurate and complete.

9.6The information and documentation received by the Purchaser from the Seller or any Group Company (or their respective advisors, as applicable) required to prepare the Closing Accounts and the Closing Statement, give a true, accurate and fair view of the state of affairs of the each relevant Group Company as a whole, as at the Completion Date

15.    Product Liability/service liabilities

15.2Neither the Seller nor any member of the Seller Group has, in the course of carrying on the Business, manufactured, sold, supplied or provided any goods or services, and in the 12 (twelve) months preceding the Signature Date, there are no goods in stock or in the course of design or production or services part provided, which:

15.2.1are, in a material respect, dangerous, injurious, defective;

15.2.2do not comply with: (i) any specifications or terms of sale agreed with customers in respect of them; or (ii) terms of supply agreed with clients in respect of them; or

15.2.3do not comply in with all Applicable Laws in force or applicable when the goods or services were sold, supplied or provided.

15.3Neither the Seller nor any member of the Seller Group has supplied goods and/or provided services in the 12 (twelve) months preceding the Signature Date on terms that it accepts an obligation outside a breach scenario to service, repair, maintain, take back, make good in respect of goods supplied and/or services provided after delivery.

22    Licences and Applicable Law

22.2 So far as the Seller is aware, each Group Company has complied in all material respects with Applicable Laws.

23.Employees and terms of employment

23.1The employees of each Group Company comprise sufficiently competent and trained persons to continue the operations of the Business.

23.6 Each Group Company has paid or accrued all amounts due to be paid over by them to its employees and, in addition, has paid over or accrued all amounts due to be paid over by them in respect of any employee benefit schemes of which any of its employees are members (including any pension or provident fund).

28.Tax

28.1For the past four financial years, running from 1 January to 31 December of each year, each Group Company has

28.1.1submitted all relevant Tax returns to the relevant Tax Authorities by the requisite dates; and

28.1.2discharged its liability to make any payment of Tax (including provisional tax) which has fallen due;

28.1.3properly made all deductions and withholdings on account of Tax required to be made in respect of any payment made or benefit provided before the date of this agreement, and has to the extent required by law in its jurisdiction of incorporation properly accounted for all such deductions and withholdings; and

28.1.4maintained, and has in its possession or under its control, all records and documentation that it is required to maintain for the purposes of any Tax;

28.1.5conducted all contracts and dealings with various custom agents in accordance with the Applicable Laws;

28.1.6for purposes of VAT, has complied in all material respects with the terms of VAT legislation, including any VAT related applications that need to be disclosed, under any voluntary disclosure programme, to any Tax Authority have been disclosed.

30.    Interim Period Undertakings

During the Interim Period the Company did not enter into, amend or terminate any agreement or arrangement with the Seller Group (other than in the ordinary course of business on arm's length terms and other than as may be required in order to comply with clause 10.3) other than with the written consent of the Purchaser.